UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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TOLL BROTHERS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TOLL BROTHERS, INC.

250 Gibraltar Road

Horsham, Pennsylvania 19044

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on Wednesday, March 13, 2013

The 2013 Annual Meeting of Stockholders (the “Meeting”) of Toll Brothers, Inc. (the “Company”) will be held on Wednesday, March 13, 2013 at 12:00 noon EDT, at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania 19044, for the following purposes:

1.	To elect the seven directors nominated by the Board of Directors of the Company (the “Board”) and named in the proxy statement to hold office until the 2014 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

2.	To ratify, in a non-binding vote, the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.

3.	To approve, in an advisory and non-binding vote, the compensation of the Company’s named executive officers as disclosed in the proxy statement.

4.	To re-approve the material terms of the performance goals under the Company’s Amended and Restated Stock Incentive Plan for Employees (2007).

5.	To consider a stockholder proposal relating to a majority voting standard in the election of directors.

6.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on January 15, 2013 as the record date for the Meeting. Only stockholders of record at that time are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.

The enclosed proxy card is solicited by the Board. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. This proxy statement and the enclosed proxy card are first being mailed to stockholders on or about February 8, 2013. The Board urges you to sign, date and return the enclosed proxy card promptly, although you are cordially invited to attend the Meeting in person. The return of the enclosed proxy card will not affect your right to vote in person if you do attend the Meeting.

Please note the admission policy and procedures regarding attendance at the Meeting, which are set forth on the next page.

By Order of the Board of Directors,

MICHAEL I. SNYDER

Secretary

February 6, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 13, 2013

The proxy statement and 2012 Annual Report of Toll Brothers, Inc. are available at:

https://materials.proxyvote.com/889478

ATTENDANCE AT ANNUAL MEETING — ADMISSION POLICY AND PROCEDURES

The Meeting will be held at our offices at 250 Gibraltar Road, Horsham, Pennsylvania 19044 and will begin promptly at 12:00 noon EDT. Directions to the Meeting are available at: www.tollcareercenter.com/directions. All attendees must present a valid photo identification to be admitted to the Meeting. Cameras (including cellular phones or PDAs with photographic capabilities), recording devices and other electronic devices, and the use of cellular phones or PDAs, will not be permitted at the Meeting. Representatives will be at the entrance to the Meeting and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures have been followed and whether you will be granted admission to the Meeting.

Admission Policy and Procedures

Attendance at the Meeting is limited to (A) stockholders who own shares directly in their names (“record holders”); (B) stockholders whose shares are held for them by banks, brokerages or other intermediaries (“beneficial holders”); and (C) authorized representatives of entities who are beneficial holders. Beneficial holders must present evidence of their ownership, such as a letter from the bank, broker or other intermediary confirming ownership, or the relevant portion of a bank or brokerage firm account statement. In addition to any evidence required of beneficial holders, above, authorized representatives must present (1) a letter from the record holder certifying to the beneficial ownership of the entity they represent and (2) a letter from the entity certifying to their status as an authorized representative.

Record Holders	Beneficial Holders

If you plan to vote by proxy but attend the Meeting in person, please:

1.      Indicate your votes on your proxy card;

2.      Mark the box on your proxy card indicating your intention to attend;

3.      Return the proxy card to the address indicated therein; and

4.      Follow all admissions policies set forth above.

If you plan to vote by proxy but attend the Meeting in person, please:

1.      Indicate your votes on the voting instruction card and return the card to the address indicated therein;

2.      Send written notice* of your intention to attend the Meeting to the address below** by February 27, 2013; and

3.      Follow all admissions policies set forth above.

If you plan to attend and vote at the Meeting, please:

1.      Bring your proxy card with you to the Meeting;

2.      Send written notice* of your intention to attend the Meeting to the address below** by February 27, 2013; and

3.      Follow all admissions policies set forth above.

If you plan to attend and vote at the Meeting, please:

1.      Contact your bank or broker to obtain a written legal proxy form in order to vote your shares at the Meeting; failure to obtain a legal proxy form from your bank or broker will prevent you from voting your shares at the Meeting;

2.      Send written notice* of your intention to attend the Meeting to the address below** by February 27, 2013; and

3.      Follow all admissions policies set forth above.

*	Written notice should include: (1) your name, complete mailing address and phone number, (2) if you are a beneficial holder, evidence of your ownership, and (3) if you are a beneficial holder who is not a natural person and will be naming a representative to attend on your behalf, the name, complete mailing address and phone number of that individual. If you do not provide the requested information by February 27, 2013, please be prepared to show it at the entrance to the Meeting in order to gain admission. Failure to provide such information either in advance or at the Meeting may result in non-admission to the Meeting.
**	Toll Brothers, Inc., 250 Gibraltar Road, Horsham, PA 19044, Attention: Michael I. Snyder, Secretary

TOLL BROTHERS, INC.

250 Gibraltar Road

Horsham, Pennsylvania 19044

PROXY STATEMENT

For

Annual Meeting of Stockholders

Wednesday, March 13, 2013

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of Toll Brothers, Inc., a Delaware corporation, for use at the Toll Brothers, Inc. 2013 Annual Meeting of Stockholders (the “Meeting”), which will be held on the date, at the time and place, and for the purposes set forth in the foregoing notice, and any adjournment or postponement thereof. Any reference to “Toll Brothers” or any use of the terms “Company,” “we,” “us” or “our” in this proxy statement refers to Toll Brothers, Inc. This proxy statement and the enclosed proxy card are first being sent to our stockholders on or about February 8, 2013.

The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice and does not know of anyone else who intends to do so; however, if any other matters properly come before the Meeting, Messrs. Robert I. Toll and Douglas C. Yearley, Jr., or either of them, acting as your designated proxies, will vote or otherwise act thereon in accordance with his or their judgment on such matters.

If the enclosed proxy card is properly executed and returned to and received by us prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. If the enclosed proxy card is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, Messrs. Robert I. Toll and Douglas C. Yearley, Jr., or either of them, acting as your proxies, will vote your shares “FOR” all nominees under Proposal One, “AGAINST” Proposal Five and “FOR” each of the other proposals.

Any proxy card may be revoked at any time before its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy card bearing a later date, or by attending the Meeting and voting in person.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled To Vote, Quorum and Required Vote

The record date fixed by our Board for the determination of stockholders entitled to notice of and to vote at the Meeting is January 15, 2013 (the “Record Date”). At the close of business on the Record Date, there were 169,066,583 shares of our common stock outstanding and eligible to vote at the Meeting. We have no other class of voting securities outstanding. At the Meeting, stockholders will be entitled to one vote for each share of common stock owned at the close of business on the Record Date. The presence at the Meeting, in person or by proxy, of persons entitled to cast the votes of a majority of such outstanding shares of common stock will constitute a quorum for consideration of the matters expected to be voted on at the Meeting. Abstentions and broker non-votes represented by submitted proxies will be included in the calculation of the number of the shares present at the Meeting for the purposes of determining a quorum. “Broker non-votes” means shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and lacks the authority to vote the shares in its discretion.

Proposal One: Directors are elected by a plurality of the votes cast at the Meeting which means that the seven nominees who receive the most votes will be elected. Under the New York Stock Exchange (“NYSE”) rules, your brokerage firm or other nominee is not permitted to vote your shares with respect to Proposal One without specific instructions from you as to how to vote with respect to the election of each of the seven nominees for director, because the election of directors is not considered a “routine” matter under the NYSE rules. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors.

Proposal Two: To be approved, this proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. Your vote will not be binding on the Board or the Company. Proposal Two is considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE have the authority under those rules to vote their customers’ shares on Proposal Two even if the customers have not furnished voting instructions within a specified period of time prior to the Meeting. Abstentions will not be taken into account in determining the outcome of this proposal.

Proposal Three: To be approved, this proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. Because your vote is advisory, it will not be binding on the Board or the Company. Proposal Three is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions and broker non-votes will not be taken into account in determining the outcome of this proposal.

Proposal Four: To be approved, this proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. Proposal Four is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions and broker non-votes will not be taken into account in determining the outcome of this proposal.

Proposal Five: To be approved, this proposal requires an affirmative vote of a majority of the votes cast. This means that the votes that our stockholders cast “FOR” this proposal must exceed the votes that our stockholders cast “AGAINST” this proposal at the Meeting. Your vote will not be binding on the Board or the Company. Proposal Five is not considered a “routine” matter under the NYSE rules and, therefore, brokerage firms and nominees that are members of the NYSE will not be able to vote the shares of customers from whom they have not received voting instructions with regard to this proposal. Abstentions and broker non-votes will not be taken into account in determining the outcome of this proposal.

Security Ownership of Principal Stockholders and Management

The following table sets forth beneficial ownership, as of the Record Date, of our common stock by: (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each of our directors (which includes nominees for director) and named executive officers; and (3) all of our directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock
FMR LLC(2) .	25,070,400	14.83%
BlackRock, Inc.(3)	13,842,596	8.19%
Wellington Management Company, LLP(4)	9,200,418	5.44%
Robert I. Toll(5)	14,157,693	8.25%
Bruce E. Toll(6)	3,921,727	2.32%
Zvi Barzilay	1,409,465	*
Robert S. Blank	169,792	*
Edward G. Boehne	208,300	*
Richard J. Braemer	391,647	*
Christine N. Garvey	49,200	*
Carl B. Marbach(7)	298,644	*
Stephen A. Novick	174,900	*
Paul E. Shapiro	329,945	*
Douglas C. Yearley, Jr.(8)	310,235	*
Martin P. Connor	39,291	*
Richard T. Hartman	142,891	*
All directors and executive officers as a group (12 persons)(1)(9)	20,194,265	11.66%

*	Less than 1%
(1)	Shares issuable pursuant to restricted stock units (“RSUs”), restricted stock awards and options exercisable within 60 days after the Record Date are deemed to be beneficially owned. Accordingly, the information presented above includes the following numbers of shares of common stock underlying RSUs, restricted stock awards and options held by the following individuals, and all directors and executive officers as a group: Mr. Robert I. Toll, 2,485,912 shares; Mr. Bruce E. Toll, 157,500 shares; Mr. Barzilay, 1,152,034 shares; Mr. Blank, 168,050 shares; Mr. Boehne, 177,650 shares; Mr. Braemer, 158,500 shares; Ms. Garvey, 49,050 shares; Mr. Marbach, 175,650 shares; Mr. Novick, 173,600 shares; Mr. Shapiro, 170,800 shares; Mr. Yearley, 262,652 shares; Mr. Connor, 39,291 shares; Mr. Hartman, 119,697 shares; and all directors and executive officers as a group, 4,138,352 shares.
(2)	FMR LLC (“FMR”) filed a Schedule 13G/A with the Securities and Exchange Commission (the “SEC”) on February 14, 2012, which states that the address of FMR is 82 Devonshire Street, Boston, Massachusetts 02109, and that FMR has sole dispositive power with respect to 25,070,400 shares and sole voting power with respect to 1,850 shares. According to the Schedule 13G/A filed by FMR, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.
(3)	BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A with the SEC on February 1, 2013, which states that the address of BlackRock is 40 East 52nd Street, New York, New York 10022, and that BlackRock has sole dispositive and voting power with respect to 13,842,596 shares. According to the Schedule 13G/A filed by BlackRock, various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares, and no one person’s interest in our common stock was more than 5% of the total outstanding common stock, as of the date the Schedule 13G/A was filed.

(4)	Wellington Management Company, LLP (“Wellington”) filed a Schedule 13G with the SEC on February 14, 2012, which states that the address of Wellington is 280 Congress Street, Boston, Massachusetts 02210, and that Wellington has shared dispositive power with respect to 9,200,418 shares and shared voting power with respect to 2,223,849 shares. According to the Schedule 13G filed by Wellington, the clients of Wellington have the right to receive, or the power to direct the receipt of, dividends from or the proceeds from the sale of such shares, and no such client is known to have such right or power with respect to more than 5% of this class of securities.
(5)	The address for Mr. Robert I. Toll is c/o Toll Brothers, Inc., 250 Gibraltar Road, Horsham, Pennsylvania 19044. Amount includes 295,500 shares held by trusts for Mr. Robert I. Toll’s children and grandchildren, of which Mrs. Jane Toll, Mr. Robert I. Toll’s spouse, is a trustee with voting and dispositive power, and as to which he disclaims beneficial ownership. Amount includes 7,420,316 shares pledged to financial institutions to secure personal obligations of Mr. Robert I. Toll.
(6)	Amount includes 3,192,932 shares pledged to financial institutions to secure obligations of The Bruce E. Toll Revocable Trust (of which Mr. Bruce E. Toll is the sole trustee).
(7)	Amount includes an aggregate of 9,400 shares beneficially owned by individual retirement accounts (“IRAs”) for the benefit of Mr. Marbach and his wife. Mr. Marbach disclaims beneficial ownership of the 4,700 shares held by his wife’s IRA.
(8)	Amount includes 24,500 shares pledged to a financial institution to secure personal obligations of Mr. Yearley.
(9)	The Board of Directors, after reviewing the functions of all of our officers, both in terms of designated functions and functions actually performed, has determined that only Messrs. Robert I. Toll, Douglas C. Yearley, Richard T. Hartman and Martin P. Connor are deemed to be executive officers of the Company for purposes of Item 403 of Regulation S-K of the Securities and Exchange Commission (“SEC”).

PROPOSAL ONE —

ELECTION OF DIRECTORS

At the 2011 Annual Meeting of Stockholders, the stockholders approved an amendment to the Company’s Second Restated Certificate of Incorporation, as amended, to provide for the annual election of directors beginning with the class of directors up for re-election at the 2012 Annual Meeting of Stockholders, continuing with the class of directors up for re-election at the 2013 Annual Meeting of Stockholders and culminating with the full Board up for re-election, for the first time as a group, at the 2014 Annual Meeting of Stockholders.

The Board currently consists of 10 directors. The directors whose terms of office expire at the Meeting are Messrs. Douglas C. Yearley, Jr., Robert S. Blank, Edward G. Boehne, Richard J. Braemer, Carl B. Marbach, Stephen A. Novick and Paul E. Shapiro. Accordingly, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Messrs. Douglas C. Yearley, Jr., Robert S. Blank, Edward G. Boehne, Richard J. Braemer, Carl B. Marbach, Stephen A. Novick and Paul E. Shapiro, and our stockholders will be asked to elect these seven directors, to hold office until the 2014 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified. Each nominee has indicated a willingness to continue to serve as a director. Should a nominee become unavailable to accept election as a director, the persons named in the enclosed proxy will vote the shares that such proxy represents for the election of such other person as the Board may nominate on the recommendation of the Nominating and Corporate Governance Committee.

Set forth below is certain information concerning the business experience and qualifications of each current director, each nominee for election as a director at the Meeting and each director whose current term of office will continue after the Meeting. This experience and these qualifications coupled with our directors’ knowledge and understanding of the Company’s operations, financial condition, governance, personnel and business ethic gained by them over a lengthy period of time (eight of our directors have been serving the Company for over eleven years and our CEO, who became a director in 2010, has been with the Company for over 22 years) have led to the conclusion that each provides the Company with unique perspective, insight and skills relative to our business strategy, structure and direction, and, therefore, should serve as a director of the Company.

Name	Age	Director Since	Current Term Expires	Position(s) with the Company
Robert I. Toll	72	1986	2014	Executive Chairman of the Board
Bruce E. Toll	69	1986	2014	Vice Chairman of the Board
Douglas C. Yearley, Jr.	52	2010	2013	Chief Executive Officer and Director
Robert S. Blank	72	1986	2013	Director
Edward G. Boehne	72	2000	2013	Director
Richard J. Braemer	71	1986	2013	Director
Christine N. Garvey	67	2009	2014	Director
Carl B. Marbach	71	1991	2013	Director
Stephen A. Novick	72	2003	2013	Director
Paul E. Shapiro	71	1993	2013	Director

Robert I. Toll, with his brother Bruce E. Toll, founded our predecessor’s operations in 1967. He has been a member of our Board since our inception in May 1986. He served as our Chief Executive Officer and Chairman of the Board from our inception until June 2010 when he assumed the new position of Executive Chairman of the Board. He brings to the Board his dynamic entrepreneurial and leadership experience as a founder, Chairman of the Board, Chief Executive Officer and, currently, Executive Chairman of the Company, which has given rise to the establishment of the Company as the country’s leading luxury homebuilder over the 26 years since its inception.

Bruce E. Toll, the brother of Robert I. Toll, has been a member of our Board since our inception in May 1986 and served as our Chief Operating Officer until May 1998 and our President until November 1998. He is a member of the Public Debt and Equity Securities Committee. Mr. Toll is the founder and president of BET Investments, a commercial real estate company, and the owner of several automobile dealerships. From June 2006 through August 2009, Mr. Toll was the Chairman of Philadelphia Media Holdings, L.L.C., the parent company of the Philadelphia Inquirer and the Philadelphia Daily News, and from December 2007 through February 2009, he served on the board of directors of Fifth Street Finance Corp., a company that lends to and invests in small and mid-sized companies. He brings to the Board his knowledge and experience as a co-founder of the Company and his service in various executive, director and advisory positions with the Company since its formation in 1986; his ownership of several significant businesses has provided him with extensive managerial and leadership experience in the real estate industry and other fields, and his service on various public company boards of directors has been of added value to our Board.

Douglas C. Yearley, Jr. has been a member of our Board since June 2010. He joined us in 1990, specializing in land acquisitions from financial institutions. He has been an officer since 1994, holding the position of Senior Vice President from January 2002 until November 2005, and the position of Regional President from November 2005 until November 2009, when he was promoted to Executive Vice President. Since June 2010, he has been our Chief Executive Officer. Prior to joining us, Mr. Yearley practiced law in New Jersey as a commercial litigator. He brings to the Board a deep understanding of our industry and our business as a result of the significant operational roles in which he has served over the 22 years he has been with the Company; his managerial and leadership experience and his background as an attorney have been positive contributors to the Company.

Robert S. Blank has been a member of our Board since September 1986. He is a member of the Nominating and Corporate Governance Committee and the Public Debt and Equity Securities Committee. Since 2003, Mr. Blank has been Co-Chairman and Co-Chief Executive Officer of Whitney Communication Company and Senior Partner of Whitcom Partners. Whitney Communications Company and Whitcom Partners make investments in public and non-public companies. He brings to the Board the skills and experience gained in his executive leadership roles in a major company in the communications industry, as well as in the investment field.

Edward G. Boehne has been a member of our Board since July 2000 and our Lead Independent Director since March 2011. He is the Chair of the Nominating and Corporate Governance Committee and a member of the Audit Committee. From 1981 until his retirement in May 2000, Mr. Boehne was the President of the Federal Reserve Bank of Philadelphia. Mr. Boehne is a member of the board of directors of Beneficial Mutual Bancorp, Inc., Penn Mutual Life Insurance Co. and AAA Mid-Atlantic, Inc. (including Affiliated Holding Co.) Mr. Boehne is also a member of the board of directors of, and Senior Economic Advisor to, the Haverford Trust Company. He brings to the Board his reputation and accomplishments as a leader and expert in the Federal bank regulatory field, as well as his current service in various board and advisory positions with high profile companies in the banking and insurance industries.

Richard J. Braemer has been a member of our Board since September 1986. He is the Chair of the Public Debt and Equity Securities Committee. He is senior counsel at the law firm of Ballard, Spahr, Andrews & Ingersoll, LLP, where he was a partner from 1994 through 2008. Mr. Braemer is a director, Chairman of the Compensation Committee and past Chairman of the Board of Directors of the Albert Einstein Healthcare Network, a Philadelphia-based, non-profit healthcare network. In addition to his professional skills as an attorney practicing primarily in the field of mergers and acquisitions, including transactions with a real estate element, he brings to our Board the experience gained both as a board member and audit committee chair of a public company and as an advisor to boards, board committees and independent directors of publicly and privately held corporations.

Christine N. Garvey has been a member of our Board since September 2009. She is a member of the Audit Committee. She was the Global Head of Corporate Real Estate Services at Deutsche Bank AG from 2001 to 2004. Prior to that, she served as Vice President of Worldwide Real Estate and Workplace Resources at Cisco Systems, Inc. and as Group Executive Vice President at Bank of America. She is also a member of the board of directors of HCP, Inc. and Maguire Properties, Inc. She has served as a member of the board of ProLogis since September 2005, when Catellus Development Corporation, where she had been a member of the board since 1995, merged into a subsidiary of ProLogis. Ms. Garvey served on the board of directors of Hilton Hotels Corporation through October 2007. She brings to the Board her extensive knowledge of and background in real estate and banking and her experience in executive leadership positions and board memberships with various public entities in the national real estate market.

Carl B. Marbach has been a member of our Board since December 1991. He is the Chair of the Executive Compensation Committee and a member of the Audit Committee and the Public Debt and Equity Securities Committee. Since January 2004, Mr. Marbach has been President of Greater Marbach Airlines, Inc., a company that provides aviation and consulting services. From January 1995 to January 2004, Mr. Marbach was President of Internetwork Publishing Corp., an electronic publisher, which he founded. He brings to the Board his expertise in the field of information technology, as well as his entrepreneurial experiences in building businesses in that and other industries.

Stephen A. Novick has been a member of our Board since January 2003. He is a member of the Executive Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Novick serves as Senior Advisor to The Andrea and Charles Bronfman Philanthropies, a private family foundation. Until December 2006, Mr. Novick was a consultant to Grey Global Group, a marketing communications company. From 1990 until his retirement in December 2004, Mr. Novick was Chief Creative Officer-Worldwide, and from April 2000 to December 2004 was Vice Chairman, of Grey Global Group. Mr. Novick is also a member of the board of directors of Ark Restaurant Corp. In addition to the experience gained in his roles in the corporate and non-profit sectors, he brings to our Board his creative skills, leadership and expertise in the field of marketing communications.

Paul E. Shapiro has been a member of our Board since December 1993. He is the Chair of the Audit Committee and a member of the Executive Compensation Committee. Since June 2004, Mr. Shapiro has been Chairman of the Board of Q Capital Strategies, LLC, a life settlement company. From January 2004 to June 2004, Mr. Shapiro was Senior Vice President of MacAndrews & Forbes Holdings, Inc., a private holding company of operating businesses. From June 2001 to December 2003, Mr. Shapiro was Executive Vice President and Chief Administrative Officer of Revlon Inc. He brings to the Board his extensive experience in executive positions with various nationally known companies, which he has served in a wide variety of capacities that have drawn upon his legal and entrepreneurial skills, including those in the areas of corporate governance and the regulatory corporate environment.

Required Vote

Director nominees are elected by a plurality of the votes cast at the Meeting. We have been advised that it is the intention of Messrs. Robert I. Toll and Bruce E. Toll to vote the shares of common stock they each own “FOR” the election of each of the nominees named above. See “Voting Securities and Security Ownership — Security Ownership of Principal Stockholders and Management.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF DOUGLAS C. YEARLEY, JR., ROBERT S. BLANK, EDWARD G. BOEHNE, RICHARD J. BRAEMER, CARL E. MARBACH, STEPHEN A. NOVICK AND PAUL E. SHAPIRO.

PROPOSAL TWO —

RATIFICATION OF THE RE-APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee re-appointed Ernst & Young LLP to serve as the Company’s independent registered public accounting firm (“independent auditors”) for the fiscal year ending October 31, 2013. Ratification is being sought at the Meeting in a non-binding vote of stockholders.

Ernst & Young LLP has audited our consolidated financial statements since 1984. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will be afforded the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

We have been advised by Ernst & Young LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in us or our subsidiaries.

Audit and Non-Audit Fees

The following table sets forth the fees paid to Ernst & Young LLP for professional services for the fiscal years ended October 31, 2012 and 2011:

	2012	2011
Audit Fees(1)	$1,213,868	$856,283
Audit-Related Fees(2)	31,845	31,995
Tax Fees(3)	30,898	85,536

	$1,276,611	$973,814

(1)	“Audit Fees” include fees billed for (a) the audit of Toll Brothers, Inc. and its consolidated subsidiaries, (b) the audit of the Company’s internal control over financial reporting, (c) the review of quarterly financial information, and (d) the issuance of consents in various filings with the SEC.
(2)	“Audit-Related Fees” include fees billed for audits of a certain joint venture in which we have an interest and fees for the use of the independent auditors’ technical accounting research tool.
(3)	“Tax Fees” include fees billed for consulting on tax planning matters and tax compliance matters.

The Audit Committee meets and agrees upon the annual audit fee directly with our independent auditors. The Audit Committee also establishes pre-approved limits for which our management may engage our independent auditors for specific services. Any work that exceeds these pre-approved limits in a quarter requires the advance approval of the Audit Committee. Each quarter the Audit Committee reviews the matters worked on by the independent auditors during the previous quarter and establishes any pre-approved limits for the current quarter. All fees and services for fiscal 2012 were approved by the Audit Committee. The Audit Committee also reviewed and approved the compatibility of non-audit services, including tax services, with the independent registered public accounting firm’s independence. The Audit Committee reviewed the services provided by Ernst & Young LLP and approved the fees paid to Ernst & Young LLP for all services for fiscal 2012.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL TWO.

PROPOSAL THREE —

ADVISORY AND NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Our stockholders voted in 2011, in a non-binding vote, in favor of the submission of the Company’s executive compensation annually to our stockholders on a non-binding basis, and our Board has adopted that approach. In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including in this proxy statement a separate resolution, subject to a non-binding stockholder vote, to approve the compensation of our named executive officers (“NEOs”) as disclosed in this proxy statement. In considering their vote, stockholders may wish to carefully review our compensation policies and decisions regarding our NEOs as presented in “Compensation Discussion and Analysis” on pages 28 to 44.

Our Executive Compensation Committee (the “Compensation Committee”) has developed and maintained a compensation program that is intended to reward performance and encourage actions that drive success in our business strategy. Our executive compensation program received the support of 98% of our stockholders who voted at our 2012 Stockholders Meeting. In determining fiscal 2012 compensation for our NEOs, and as described in “Compensation Discussion and Analysis — Compensation Decision Making Process,” the Compensation Committee recognized the beginning of a recovery in the home building industry and our outstanding performance during fiscal 2012, as well as the successful leadership transition that was ongoing at the senior management level throughout the year. The Compensation Committee paid particular attention to the following notable areas of our performance and our management’s achievements in fiscal 2012:

•	Stock Price: Our stock price increased approximately 89%, from $17.44 at fiscal year end 2011 to $33.01 at fiscal year-end.

•	Sales: Our net contracts signed in fiscal 2012 increased by approximately 59% in dollars and 49% in units compared to fiscal 2011.

•	Revenues: Our revenues of $1.88 billion and home building deliveries of 3,286 units rose 28% in dollars and 26% in units, compared to fiscal 2011.

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Income: We reported net income of $487.1 million in fiscal 2012 compared to net income of $39.8 million in fiscal 2011 and a net loss of $3.4 million in 2010, respectively. Our pre-tax income improved to $112.9 million in fiscal 2012, compared to a pre-tax loss of $29.4 million in fiscal 2011. Also, in fiscal 2012, we reversed the valuation allowance against a majority of our deferred tax assets, becoming one of the first in our industry to do so.

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Backlog: Our fiscal year end 2012 backlog of $1.67 billion and 2,569 homes increased 70% in dollars and 54% in units, compared to fiscal year end 2011, positioning us for another year of growth in fiscal year 2013.

•	Gross Margin: Our gross margin, excluding interest and write-downs, was 24.0% in fiscal 2012 compared to 23.3% in fiscal 2011.

•	Selling, General and Administrative Expenses (“SG&A”): Our SG&A as a percentage of revenue improved to 15.3% compared to 17.7% for fiscal 2011.

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Note Offerings: We raised $287.5 million through a 20-year exchangeable senior notes offering in September 2012 with a 0.50% interest rate and conversion premium set at 50% above our then-current stock price of $32.72, callable in September 2017. We also sold $300 million of new 10-year senior unsecured notes in January of 2012 with a 5.875% interest rate and issued an additional $120 million of notes at the same maturity and interest rate in exchange for a similar amount of our November 2012 senior unsecured notes and our September 2013 senior unsecured notes.

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Expansion of Our Business: We successfully integrated the operation of CamWest Development LLC (“CamWest”), after acquiring substantially all of its assets on November 15, 2011, and entered the Seattle market. CamWest develops a variety of home types, including luxury detached homes, condominiums, and townhomes throughout the Seattle, Washington metropolitan area, primarily in King and Snohomish Counties. In fiscal 2012, our CamWest operations delivered 201 homes and produced revenues of $99.7 million.

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Growth in a Recovering Economy: As the economy began to recover in fiscal 2012, senior management continued to guide us with financial and operational discipline that included significant growth in revenues and expansion of our community count and land position (owned and controlled) without sacrificing the strong and conservative financial metrics that placed it among the top three rated home building companies by Moody’s Investor Service, Standard & Poor’s Ratings Services and Fitch Ratings at fiscal year end 2012.

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Honors: We were named the “2012 Builder of the Year” by the Professional Builder Magazine, thus becoming the first homebuilding company to have won this award twice. During fiscal 2012, our CEO was voted the first-place ranking in the best CEO survey, and our CFO was voted the second-place ranking in the best CFO survey, by Institutional Investor Magazine for the Homebuilding and Building Products Industry. We also received the first-place ranking for Best Investor Relations Company in the Homebuilding and Building Products Industry and ranked as the 17th most honored company overall among the 1,928 companies receiving votes in the Institutional Investor Magazine survey across all industries.

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Management: We seamlessly completed the succession of three key leadership positions, including the Chief Executive Officer (the “CEO”), the Chief Operating Officer (the “COO”) and the Chief Financial Officer (the “CFO”), and came out of the recent recession strong and ready to grow.

We believe that our Compensation Committee has developed NEO compensation that rewards outstanding performance and achievements in the context of the condition of our industry and the economy as a whole.

Accordingly, we are asking our stockholders to approve, in a non-binding vote, the following resolution in respect of this Proposal Three:

“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation of the Company’s named executive officers as disclosed on pages 28 to 56 in the Proxy Statement relating to the Company’s Annual Meeting of Stockholders to be held on March 13, 2013.”

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL THREE.

PROPOSAL FOUR —

RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE TOLL BROTHERS, INC. AMENDED AND RESTATED STOCK INCENTIVE PLAN FOR EMPLOYEES (2007)

The Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007) (the “2007 Stock Incentive Plan”) was initially adopted by the Board of Directors in December 2006 and was approved by our stockholders at the 2007 Annual Meeting of Stockholders. An amendment to the 2007 Stock Incentive Plan was subsequently approved by the Board of Directors effective December 12, 2007, subject to the approval of the stockholders, and was approved by our stockholders at the 2008 Annual Meeting of Stockholders.

In order to satisfy the requirements of Section 162(m) of the Internal Revenue Code with respect to certain performance awards that may be granted under the 2007 Stock Incentive Plan, the Company is seeking shareholder re-approval of the material terms of the performance goals that may be utilized for purposes of determining performance awards that may be granted under the 2007 Stock Incentive Plan. The material terms include the employees eligible under the 2007 Stock Incentive Plan, the business criteria on which performance goals are based, and the maximum amount of compensation payable under the 2007 Stock Incentive Plan to any one employee during a specified period.

We are not seeking to make any changes with respect to the material terms of the performance goals or any other terms of the 2007 Stock Incentive Plan at this time; however, in order to ensure tax deductibility, in accordance with the regulations under Section 162(m) of the Internal Revenue Code, we are seeking re-approval of the material terms of the performance goals under the 2007 Stock Incentive Plan. The material terms of the performance goals under the 2007 Stock Incentive Plan are described below under “Performance-Based Awards and RSUs.”

Material Provisions of the 2007 Stock Incentive Plan

The material provisions of the 2007 Stock Incentive Plan are as follows:

1. Number of Shares. An aggregate maximum of ten million shares of the Company’s common stock may be issued under the 2007 Stock Incentive Plan, of which no more than three million shares shall be available for issuing Awards and RSUs under the 2007 Stock Incentive Plan, subject to adjustment in the event there is a stock dividend, stock split, or other increase or decrease in the number of shares of common stock (in such event, the Compensation Committee has the authority to determine what adjustments are appropriate). The Amendment does not change the number of shares available under the 2007 Stock Incentive Plan.

2. Administration. The 2007 Stock Incentive Plan is currently administered by the Compensation Committee (without the participation by any member of the Board on any matters pertaining to him or her).

3. Eligibility. All employees of the Company or its affiliates (including employees who are members of the Board of Directors or of a board of directors of any affiliate) are eligible under the terms of the 2007 Stock Incentive Plan to receive incentive stock options (“ISO”), non-qualified stock options (“NQSO”), stock appreciation rights (“SARs”), RSUs and Awards (including performance-based RSUs and Awards). The Compensation Committee, in its discretion, determines whether an individual qualifies to receive any issuance under the 2007 Stock Incentive Plan. As of January 15, 2013, approximately 2,400 employees of the Company and its affiliates were eligible to participate in the 2007 Stock Incentive Plan.

4. Term of 2007 Stock Incentive Plan. No issuance may be made under the 2007 Stock Incentive Plan after December 13, 2016.

5. Issuances. Each issuance of an Option or SAR under the 2007 Stock Incentive Plan will be set forth in an Option or SAR document that will specify the number of shares subject to the issuance. An employee may receive more than one issuance and may be issued Options (ISOs or NQSOs), RSUs, Awards, performance-based RSUs or Awards, or a combination of each. In no event, however, will Options or SARs to acquire more than 1,000,000 shares of the Company’s common stock be issued to any individual employee during any one calendar year.

6. Term of Options and SARs. In general, any Options or SARs issued under the 2007 Stock Incentive Plan will terminate on the first to occur of the following events:

(a) The end of the term specified in the Option or SAR document. This may not be more than ten years from the date of issuance (and may not be more than five years from that date in the case of an ISO that is issued to an employee who, as of the date of the issuance, owns or is treated as owning under certain rules applicable under the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or of any affiliate of the Company).

(b) The end of the three-month period (or the end of a shorter period set forth in the Option or SAR document for this purpose by the Compensation Committee) from the date the employee’s employment with the Company or its affiliates terminates other than by reason of the employee’s disability or death.

(c) The end of the one-year period from the date the employee’s employment with the Company terminates by reason of the employee’s death or disability.

(d) The occurrence of the date, if any, which is established by the Compensation Committee as an accelerated expiration date in the event of a “Change in Control” (as defined below) provided an employee who received an Option or SAR is given written notice at least 30 days before the date so fixed.

(e) The occurrence of the date established by the Compensation Committee as an accelerated expiration date after a finding by the Compensation Committee that a change in the financial accounting treatment for an Option or SAR issuance (as compared with the accounting treatment of an Option or SAR issuance in effect on the date the 2007 Stock Incentive Plan was adopted) has or may in the foreseeable future have an adverse effect on the Company. In such circumstances, the Compensation Committee may take any other action (including accelerating the exercisability of the Option or SAR issuance) which it deems necessary.

(f) A finding by the Compensation Committee, after full consideration of the facts presented on behalf of both the Company and employee, that the employee has breached the terms of his or her employment with the Company or an affiliate, or has been engaged in any sort of disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service or has disclosed trade secrets of the Company or an affiliate. In such event, the employee will also automatically forfeit all shares subject to Option or SAR issuances previously exercised that have not yet been delivered to the employee and the employee will receive a refund of any amounts paid for such shares.

Notwithstanding the general termination provisions described above, the Compensation Committee has the authority under the 2007 Stock Incentive Plan to permit an Option or SAR to continue to vest following an employee’s termination of employment, and may extend the period during which an Option or SAR may be exercised to a date no later than the date of the expiration of the grant term originally specified in the Option or SAR document.

7. Option Exercise Price. The option exercise price for all Options will in all cases be at least equal to the fair market value of the shares subject to the Option determined on the date of issuance. In the case of an ISO issued to an employee who, as of the date of the issuance, owns or is treated as owning under certain rules applicable under the Code, more than ten percent of the total combined voting power of all classes of stock of the Company or of any affiliate of the Company, the option exercise price will be at least equal to 110% of the fair market value of the shares subject to the ISO. Under the 2007 Stock Incentive Plan, fair market value generally is the last reported sale price of shares on the relevant date on the NYSE or on such other national securities exchange where the Company’s common stock is listed. If the Company’s common stock is not listed on a national securities exchange or included in the NASDAQ National Market System, fair market value will be the mean between the last reported “bid” and “asked” prices for such shares on the relevant date, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc. or as otherwise reported in a customary financial reporting service, as applicable. In all events, determinations as to the fair market value of the Company’s stock will be made by the Compensation Committee.

8. Payment of Exercise Price. An employee may pay for shares in cash, certified or cashier’s check, or by such mode of payment as the Compensation Committee may approve, including payment through a broker. The Compensation Committee also has the authority to provide in an Option document that the employee may make payment for his or her shares in whole or in part using shares of the Company’s common stock held by the employee for more than one year, subject to the Compensation Committee’s right to refuse to accept such shares as payment, at its sole discretion. In addition, the 2007 Stock Incentive Plan permits the payment for shares to be made in whole or in part by relinquishing a portion of the shares that would otherwise be issued on exercise of the grant, and further permits the withholding of shares sufficient to pay amounts required to be made available to satisfy federal, state and local tax withholding requirements.

9. Documents Governing Issuance; Restriction on Transferability; Other Provisions. All issuances will be evidenced by a document containing provisions consistent with the 2007 Stock Incentive Plan and such other provisions as the Compensation Committee deems appropriate. The Compensation Committee also has the authority under the 2007 Stock Incentive Plan to include other terms and conditions in issuing documents to the extent such terms and conditions are not inconsistent with applicable provisions of the 2007 Stock Incentive Plan. No Option or SAR issued under the 2007 Stock Incentive Plan may be transferred, except by will, the laws of descent and distribution or, in the case of a non-qualified stock option, pursuant to a “qualified domestic relations order,” within the meaning of the Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In addition, the Compensation Committee may permit a NQSO to be transferred by the employee to a “family member,” as such term is defined in the Instructions to Form S-8 as published by the SEC.

10. Stock Appreciation Rights. The 2007 Stock Incentive Plan provides any employee to whom an NQSO may be issued may also be issued an SAR. Each SAR issued under the 2007 Stock Incentive Plan shall convey to the recipient rights that are in all respects the economic equivalent of an NQSO and shall include in the SAR document all of the material terms and conditions that would be included in a corresponding Option document, including the number of shares of Common Stock deemed to be subject to the SAR, the exercise price (which cannot be less than the fair market value per share of the underlying shares of Common Stock determined as of the date the SAR is issued), the time or times at which the SAR may be exercised, and an expiration date. The economic benefit to the recipient of an SAR shall be equal to the value of the shares of Common Stock underlying the SAR as of the date the SAR is exercised, reduced by the deemed exercise price of the SAR applicable to the portion of the SAR being exercised. On exercise, the holder of the SAR shall be entitled to receive either cash or shares of Common Stock, having a value equal to the value of the SAR (or portion being exercised). Whether the recipient of an SAR is entitled to cash or shares of Common Stock upon exercise may be specified in the SAR document. For all purposes of the 2007 Stock Incentive Plan, SARs are to be treated as though each SAR constituted an issuance of a NQSO for a number of Option Shares equal to the number of shares of Common Stock designated as underlying the SAR. Thus, the 2007 Stock Incentive Plan’s prohibition on issuances of Options to acquire more than 1,000,000 shares of the Company’s common stock to any individual employee during any one calendar year is to be applied by treating the shares of Common Stock underlying an SAR as though the SAR constituted an Option for that number of shares.

11. Awards. Under the terms of the 2007 Stock Incentive Plan, the Compensation Committee has the authority to make Awards, in which case the terms are set forth in a written “Award Agreement.” These Awards will be consistent with the terms of the 2007 Stock Incentive Plan and may have such other terms or conditions (including conditions which may result in a forfeiture) which the Compensation Committee deems appropriate, which may be established on a case by case basis. The restrictions, if any, on an Award may lapse (i.e., the Award may become vested) at specific times or on the occurrence of events. This vesting may occur as to all of the shares subject to an Award or may occur in installments. The Compensation Committee also has the authority under the 2007 Stock Incentive Plan to shorten or waive any condition or restriction with respect to all or any portion of an Award. Any shares issued under an Award will become fully vested and transferable if they have not been forfeited as of the date the grantee becomes disabled or dies. The Award Agreement will specify the following information: (a) the number of shares issued, (b) the purchase price, if any, to be paid by the recipient, (c) the date on which shares issued are to be transferred, if applicable, (d) the terms and conditions under which the shares may be forfeited, and (e) the manner in which the restrictions, if any, will lapse (i.e., become vested).

Once the shares of common stock issued under an Award become fully vested, a stock certificate for those shares will be delivered free of all restrictions other than those that may be imposed by law or under the terms of any stockholders agreement in effect at the time. If an Award includes any fractional shares, the Company may, at its option, pay the fair market value of the fractional share rather than deliver a certificate for the fractional share.

If the shares of common stock issued under an Award are subject to restrictions and the recipient files an election with the Internal Revenue Service to include the fair market value of any shares of common stock issued pursuant to an Award in gross income without regard to such restrictions, the recipient must promptly provide a copy of that election to the Company, along with the amount of any federal, state, local or other taxes required to be withheld in order to enable the Company to claim an income tax deduction with respect to such election.

If the Compensation Committee determines that the recipient of an Award has breached the terms of his or her employment with the Company or an affiliate, or has been engaged in disloyalty to the Company or an affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment, or has disclosed trade secrets or confidential information of the Company or any of its affiliates, the shares subject to the Award that have not previously become fully vested or for which certificates have not yet been delivered will be forfeited. The Company has the right to withhold delivering any certificates for any shares pending the resolution of an inquiry that could lead to a finding resulting in a forfeiture.

The Compensation Committee generally has the right to amend the terms of outstanding Awards, subject to the consent of the recipient if the proposed amendment is not favorable to him or her. This requirement for the recipient’s consent does not apply if the amendment to the Award is made in connection with a Change of Control of the Company.

12. Restricted Stock Units. The 2007 Stock Incentive Plan provides that the Compensation Committee is authorized to grant RSUs to any person eligible to receive an Award. An RSU constitutes the economic equivalent of a share of restricted stock that may be granted as an Award and represents the right in the recipient to receive, at the time the RSU vests (or at such later date as may be specified under the terms of the relevant RSU document), a cash payment equal to the value of a number of shares of the Company’s common stock, or to receive delivery of that number of shares in kind. To the extent an RSU provides for payment of cash or delivery of shares of the Company’s common stock at a time later than the date the RSU recipient vests in his or her RSUs, the arrangement will constitute a form of nonqualified deferred compensation that is subject to certain requirements under Code Section 409A. Under the terms of the 2007 Stock Incentive Plan, RSUs that represent a form of nonqualified deferred compensation are intended to have provision for payment of cash or delivery of shares of the Company’s common stock that are compliant with the distribution requirements of Code

Section 409A. This may require, therefore, that delivery of payment be made on a specified date, or by reference to the occurrence of an event that is a permitted distribution event (e.g., separation from service) under Code Section 409A, and may require a delay of delivery or payment for a period of six months if the RSU recipient is a key employee and the distribution event is his or her separation from service.

13. Performance-Based Awards and RSUs. The 2007 Stock Incentive Plan provides that the Compensation Committee may issue Awards or RSUs which include vesting requirements based specifically on the attainment of one or more performance targets applicable to such Award or RSU. If a recipient of a performance-based Award or RSU terminates his or her employment with the Company prior to the date on which the applicable performance target or targets have been met or prior to the satisfaction of any other applicable conditions or requirements, the performance-based Award or RSU is immediately forfeited. In addition, the Compensation Committee has the authority, at its sole discretion, to cause any performance-based Awards and/or RSUs to be forfeited, in whole or in part, at any time prior to its determination that the Award or RSU has become vested. The Compensation Committee does not have the authority to cause any performance-based Award or RSU to become vested if applicable performance target(s) are not achieved.

In order to issue a performance-based Award or RSU, the Compensation Committee must establish one or more performance targets for the applicable performance period. In all cases, the performance target(s) established with respect to any performance period must be established within the first 90 days of the performance period or, if shorter, within the first twenty-five percent (25%) of the performance period, and at such time that the attainment of such performance targets is substantially uncertain. Performance targets may vary for different recipients. Performance targets established under the 2007 Stock Incentive Plan must consist of one or more goals as to which an objective method or methods is available for determining if it has been achieved. Additionally, the Compensation Committee must establish an objective method for computing the portion of a particular performance-based Award or RSU that may be treated as vested as a result of attaining such performance target(s).

The performance target(s) may be established with reference to the Company as a whole, any of the Company’s subsidiaries, operating divisions, or other operating units, or any combination. The business criteria upon which performance targets may be based are the following: debt ratings, debt to capital ratio, generation of cash, issuance of new debt, establishment of new credit facilities, retirement of debt, return on assets, return on capital, return on equity, attraction of new capital, cash flow, earnings per share, net income, pre-tax income, pre-tax pre-bonus income, operating income, gross revenue, net revenue, gross homebuilding margin, net margin, pre-tax margin, share price, total stockholder return, acquisition of assets, acquisition of companies, creation of new performance and compensation criteria for key personnel, recruiting and retaining key personnel, customer satisfaction, employee morale, acquisition or disposition of other entities or businesses, acquisition or disposition of assets, hiring of strategic personnel, development and implementation of Company policies strategies and initiatives, creation of new joint ventures, new contracts signed, increasing the Company’s public visibility and corporate reputation, development of corporate brand name, overhead cost reductions, unit deliveries, or any combination of or variations on the foregoing. The performance targets based on these business criteria may be measured, where the Compensation Committee deems appropriate, before or after any applicable write-offs, and may be measured in comparison to a budget approved by the Compensation Committee, a peer group established by the Compensation Committee or a stated goal established by the Compensation Committee. The performance targets may also be modified at the discretion of the Compensation Committee to take into account significant items or events, and may be adjusted to reflect the opening or expanding of new geographic regions or development of new business lines. In addition, to the extent consistent with requirements for characterizing compensation as “performance-based” under Section 162(m) of the Code and applicable regulations, performance targets may also be based upon the recipient’s attainment of business objectives with respect to any of the business criteria described above, or in the implementation of policies and plans, negotiating transactions, developing long-term business goals or exercising managerial responsibility.

In no event will any recipient of performance-based Awards or RSUs be eligible to receive more than 350,000 shares of the Company’s common stock as a performance-based Award, or the economic equivalent of such shares in the case of a performance-based RSU, during any one calendar year. Where a performance period is not equal to a calendar year, or where there are overlapping performance periods within a calendar year, this limitation will be applied by the Compensation Committee in any manner that is consistent with the limitation set forth herein and consistent with the provisions of Section 162(m) of the Code and applicable regulations. For these purposes, performance-based Awards and performance-based RSUs will be taken into account on an aggregated basis.

14. Provisions Relating to a “Change of Control” of the Company. In the event of a Change of Control (as defined below), the Compensation Committee may take whatever action with respect to outstanding Options, SARs, Awards or RSUs that it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date of any Options or SARs to a date no earlier than 30 days after notice of the acceleration is given to the recipient. In addition to the foregoing and to the extent applicable, issuances made pursuant to the 2007 Stock Incentive Plan will become immediately fully vested, will become exercisable in full, and all restrictions, if any, as may be applicable to shares issued under the 2007 Stock Incentive Plan, will lapse, immediately prior to a Change of Control, without any further action by the Compensation Committee.

A “Change of Control” occurs under the 2007 Stock Incentive Plan on the date any of the following events occurs:

(a) The consummation of a plan or other arrangement pursuant to which the Company will be dissolved or liquidated.

(b) The consummation of a sale or other disposition of all or substantially all of the assets of the Company.

(c) The consummation of a merger or consolidation of the Company with or into another corporation, other than, in either case, a merger or consolidation of the Company in which holders of shares of the common stock immediately prior to the merger or consolidation will hold at least a majority of the ownership of common stock of the surviving corporation (and, if one class of common stock is not the only class of common stock entitled to vote on the election of directors of the surviving corporation, a majority of the voting power of the surviving corporation’s voting securities) immediately after the merger or consolidation, which common stock (and, if applicable, voting securities) is to be held in the same proportion as such holders’ ownership of common stock immediately before the merger or consolidation.

(d) Any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended, (other than (A) the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (B) any person who, on the date the 2007 Stock Incentive Plan is effective, shall have been the beneficial owner of at least fifteen percent of the outstanding common stock), shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent of the outstanding shares of the common stock.

(e) Directors are elected such that a majority of the Board of Directors shall have been members of the Board of Directors for less than twenty-four months (unless the nomination for election of each new director who was not a director at the beginning of such twenty-four month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period).

15. Amendments to Documents and the 2007 Stock Incentive Plan. The Compensation Committee may amend any document issued under the 2007 Stock Incentive Plan, subject to the consent of the recipient if the amendment is not favorable to the recipient, although no consent is required if such amendment is being made pursuant to provisions of the 2007 Stock Incentive Plan relating to a “Change of Control” of the Company. The Board of Directors may amend the 2007 Stock Incentive Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors may not, without obtaining approval by vote of a majority of the outstanding voting stock of the Company, within twelve months before or after such action, change the class of individuals eligible to receive an ISO, extend the expiration date of the 2007 Stock Incentive Plan, decrease the minimum Option Price of an ISO issued under the 2007 Stock Incentive Plan or increase the maximum number of shares as to which Options SARs, Awards or RSUs may be issued.

16. Tax Aspects of the 2007 Stock Incentive Plan. The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to Options issued under the 2007 Stock Incentive Plan as of the date hereof.

Taxation of Incentive Stock Options. A recipient of an ISO will not recognize regular taxable income upon either the issuance or exercise of the ISO. The Optionee will recognize capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the Optionee does not dispose of those shares within two years from the date the ISO was issued or within one year after the shares were acquired by such Optionee. If the Optionee satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the issuance or exercise of an ISO. For regular federal income tax purposes, the rate of tax applicable to capital gains is generally dependent on whether the shares have been held for more or less than one year at the time of sale.

As a general rule, if the Optionee disposes of the shares acquired through the exercise of an ISO before satisfying both holding period requirements (a “disqualifying disposition”), the gain recognized by the Optionee on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be treated as capital gain, with the maximum federal tax rate determined by reference to the length of time the Optionee held the shares prior to the disposition, as discussed above.

The amount by which the fair market value of a share at the time of exercise exceeds the Option exercise price will be included in the computation of such Optionee’s “alternative minimum taxable income” in the year the Optionee exercises the ISO. If an Optionee pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid may be allowed as a credit against regular tax liability in subsequent years. The Optionee’s basis in the shares for purposes of the alternative minimum tax will be adjusted when income from a disposition of the shares is included in alternative minimum taxable income.

Taxation of Non-Qualified Stock Options. A recipient of a NQSO will not recognize taxable income at the time of issuance, and the Company will not be allowed a deduction at the time of the issuance. Such an Optionee will generally recognize ordinary income in the taxable year in which the Optionee exercises the NQSO in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such Options over the option exercise price of the Option. The Company will, subject to various limitations, be allowed a deduction in the same amount. Upon disposition of the shares subject to the Option, an Optionee will recognize capital gain or loss equal to the difference between the amount realized on disposition and the Optionee’s basis in the share (which ordinarily would be the fair market value of the share on the date the Option was exercised). The maximum federal tax rate applicable to such capital gain is determined by reference to the length of time the Optionee held the shares prior to the disposition, as discussed above.

Taxation of SARs and RSUs. A recipient of an SAR or an RSU will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction at the time of the grant. In the case of an SAR, the recipient will generally recognize ordinary income in the taxable year in which he or she exercises the SAR and receives payment (either in cash or in the form of the Company’s common stock) equal to the excess of the cash received upon exercise or the fair market value of the shares underlying the SAR over the deemed Option Price associated with the SAR for such underlying shares. In the case of an RSU, the recipient will generally recognize ordinary income equal to the value of the number of shares of Company common stock represented by the RSU at the time cash payment is made, or the shares are transferred, to the recipient. The Company will, subject to various limitations, be allowed a deduction in the same amount that is treated as taxable income to a recipient of an RSU or an SAR.

Withholding. Whenever the Company would otherwise transfer a share of Company common stock under the terms of the 2007 Stock Incentive Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities. In addition, the Compensation Committee may withhold from shares otherwise issued or transferred to an employee a number of shares sufficient to pay amounts required to be made available to satisfy federal, state and local tax withholding requirements.

Deductibility of Executive Compensation Under the Million Dollar Cap Provisions of the Internal Revenue Code. Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the “million dollar cap”). The IRS has also issued Treasury Regulations which provide rules for the application of the “million dollar cap” deduction limitation. Income which is treated as “performance-based compensation” under these rules will not be subject to the limitation on deductibility imposed by Code Section 162(m). In order for income that is recognized as ordinary compensation income on the exercise of a NQSO to be treated as “performance-based compensation” under these rules (i.e., not subject to the deduction limitations of the “million dollar cap”), the NQSO must be granted under a plan which complies in form with certain rules, the plan must be administered consistent with those rules, and the NQSO must meet certain requirements. The Company believes the 2007 Stock Incentive Plan and the NQSO and SARs comply in form with the applicable “performance-based compensation” rules. It is the intention of the Board of Directors to continue to cause the 2007 Stock Incentive Plan to be administered by “outside directors” consistent with the rules applicable to plan administration to the extent that is possible and to the extent other considerations do not cause the Board of Directors to conclude that such compliance with the administrative rules is not in the best interests of the Company. It is, therefore, anticipated that ordinary compensation income attributable to NQSO and SARs issued under the 2007 Stock Incentive Plan as amended generally will be treated as “performance-based compensation” exempt from the “million dollar cap” rules unless circumstances at the time of any such issuance causes the Board of Directors to determine that compliance with the applicable requirements is not in the best interest of the Company. The Board of Directors also anticipates that it will, in such event, take such steps as it deems appropriate in order to avoid to the extent practicable any detrimental impact of the “million dollar cap.” In addition, the 2007 Stock Incentive Plan, as amended, includes provisions that permit issuances to be made in the form of Awards and RSUs that may or may not be intended to qualify as “performance-based” compensation for purposes of Section 162(m). The issuances of performance-based Awards and performance-based RSUs are intended to result in compensation income to the recipients only if the performance targets established with respect to those Awards or RSUs are attained. Assuming the 2007 Stock Incentive Plan Amendment is approved, and assuming that the performance-based Awards and RSUs are implemented as they are intended and consistent with the terms of the 2007 Stock Incentive Plan Amendment, this income should qualify as “performance-based compensation” that is exempt from the “million dollar cap” rules.

Required Vote

To be approved, this proposal must receive an affirmative majority of the votes cast at the Meeting. We have been advised that Mr. Robert I. Toll and Mr. Bruce E. Toll intend to vote the shares they beneficially own “FOR” the re-approval of the material terms of the performance goals under the 2007 Stock Incentive Plan. See “Voting Securities and Security Ownership — Security Ownership of Principal Stockholders and Management.”

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” PROPOSAL FOUR.

PROPOSAL FIVE —

STOCKHOLDER PROPOSAL RELATING TO A MAJORITY VOTING STANDARD IN THE ELECTION OF DIRECTORS

The United Brotherhood of Carpenters and Joiners of America, located at 101 Constitution Avenue, N.W. Washington, DC 20001, acting on behalf of the United Brotherhood of Carpenters Pension Fund (the “Fund”), the beneficial owner of 2,204 shares of our common stock, has advised us that it plans to present the following resolution for consideration at the 2013 Annual Meeting.

Stockholder Proposal

Resolved: That the shareholders of Toll Brothers, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Stockholder Supporting Statement

Toll Brothers’ Board of Directors should establish a majority vote standard in director elections in order to provide shareholders a meaningful role in these important elections. The proposed majority vote standard requires that a director nominee receive a majority of the votes cast in an election in order to be formally elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. Under the current plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee. We believe that a majority vote standard in board elections establishes a challenging vote standard for board nominees, enhances board accountability, and improves the performance of boards and individual directors.

In recent years, approximately 83% of the companies in the S&P 500 Index have adopted a majority vote standard in company bylaws, articles of incorporation, or charter. These companies have also adopted a director resignation policy that establishes a board-centric post-election process to determine the status of any director nominee that is not elected. This dramatic move to a majority vote standard is in direct response to strong shareholder demand for a meaningful role in director elections.

The Toll Brothers Board of Directors has not acted to establish a majority vote standard, retaining its plurality vote standard, despite the fact that many of its self-identified peer companies including Beazer Homes USA, Inc., Hovnanian Enterprises, Inc., KB Home, and NVR, Inc. have adopted majority voting. The Board should take this critical first step in establishing a meaningful majority vote standard. With a majority vote standard in place, the Board can then act to adopt a director resignation policy to address the status of unelected directors. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors at Toll Brothers, while reserving for the Board an important post-election role in determining the continued status of an unelected director. We urge the Board to join the mainstream major U.S. companies and establish a majority vote standard in director elections.

The Company’s Response

The Board of Directors unanimously recommends that stockholders vote “AGAINST” this proposal for the following reasons:

In order to address concerns relating to director candidates who do not receive a majority of the votes cast, we recently adopted a director resignation policy that we consider to be functionally equivalent to the majority voting standard recommended by the proponent. Our policy will be included as part of our updated Corporate Governance Guidelines to be posted prior to the Meeting on our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”

Our director resignation policy provides that, in an uncontested election of directors, any nominee for director who receives a greater number of votes “withheld” for his or her election than votes “for” such election shall promptly tender his or her resignation to the Board of Directors. The Nominating and Corporate Governance Committee (excluding the nominee in question) will consider the tendered resignation and make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation or whether other action should be taken (for example, maintain the director but address what the Nominating and Corporate Governance Committee believes to be the underlying cause or causes of the “withheld” votes). The Board of Directors (excluding the nominee in question) will take formal action on the Nominating and Corporate Governance Committee’s recommendation within 90 days from the date of the certification of the election results and cause the Company to disclose publicly its decision and the rationale behind its decision promptly thereafter.

The Board of Directors believes that our director resignation policy provides the stockholders a meaningful and significant voice in the election of directors while preserving the flexibility for the Board of Directors to exercise its independent judgment on a case-by-case basis in the best interest of all stockholders. In many instances, votes for director of a corporation are withheld as a means of expressing disagreement with certain corporate policies rather than opposition to the continued service of a particular director. The Company’s director resignation policy allows the Board of Directors to consider and address stockholder concerns without creating undue uncertainty or adverse consequences for the Company.

Moreover, the proponent’s characterization of our plurality voting standard, particularly the statement that a director could be elected with a single vote, is highly unrealistic and contrary to actual voting experience. Over the last ten years, our director nominees have been elected by on average well over 90% of the votes cast. Accordingly, a majority voting standard would not have been relevant in the election of our directors.

In contrast to the additional flexibility provided by the Company’s director resignation policy, the proposal argues that a strict majority vote standard is a superior solution to a plurality standard, but fails to account for the complicated issues that could arise if such a vote standard were implemented. For example, if a director nominee were to receive a plurality, but not a majority, of the votes cast, the Board of Directors would be faced with a choice among several options: (i) to decide whether to appoint a successor, which would be less democratic as a governance matter, (ii) to expend the funds to hold a special meeting to elect a successor or (iii) if the nominee were an existing director, to permit the director to remain in office until the next annual meeting of shareholders.

For the reasons described above, the Board of Directors believes that instituting a majority voting standard in the election of directors called for by this proposal is unnecessary and not in the best interests of our stockholders.

Required Vote

To be approved, this proposal must receive an affirmative majority of the votes cast at the Meeting. We have been advised that Mr. Robert I. Toll and Mr. Bruce E. Toll intend to vote the shares they beneficially own “AGAINST” this proposal. See “Voting Securities and Security Ownership — Security Ownership of Principal Stockholders and Management.”

THE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” PROPOSAL FIVE.

CORPORATE GOVERNANCE AND BOARD MATTERS

We continue to operate within a comprehensive plan of corporate governance for the purpose of defining independence, assigning Board committee responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance.

Director Independence

Under the NYSE rules and the standards adopted by the Board, a director is not “independent” unless the Board affirmatively determines that the director has no direct or indirect material relationship with us. In addition, the director must meet the requirements for independence set forth by the NYSE rules.

The Board has established categorical standards of director independence to assist it in making independence determinations. These standards, which are described below, set forth certain relationships between us and the directors, and their immediate family members or entities with which they are affiliated, that the Board, in its judgment, has determined to be material or immaterial in assessing a director’s independence. The standards applied by the Board in affirmatively determining whether a director is “independent” generally provide that a director is not independent if:

(1) the director is, or has been within the last three years, our employee or an immediate family member (defined as including a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone, other than domestic employees, who shares such person’s home) of, or is, or has been within the last three years, one of our executive officers;

(2) the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from us, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(3) (a) the director is a current partner or employee of a firm that is our internal or external auditor; (b) the director has an immediate family member who is a current partner of such a firm; (c) the director has an immediate family member who is a current employee of such a firm and who works on our audit; or (d) the director or an immediate family member was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time;

(4) the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

(5) the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to or received payments from us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues; and

(6) the director or an immediate family member is, or within the past three years has been, an affiliate of another company in which, in any of the last three years, any of our present executive officers directly or indirectly either:

(a) owned more than five percent of the total equity interests of such other company, or

(b) invested or committed to invest more than $900,000 in such other company.

The Board annually reviews the independence of all directors. The Board, in applying the above-referenced standards, has affirmatively determined that all of our directors are independent, other than Messrs. Robert I. Toll, Bruce E. Toll and Douglas C. Yearley, Jr. As part of the Board’s process in making such determination, each such director provided written assurances that (a) all of the above-cited objective criteria for independence are satisfied, and (b) he or she has no other “material relationship” with us that could interfere with his or her ability to exercise independent judgment.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which describe the Board’s views on a number of governance topics and includes our director resignation policy. The guidelines are posted on, and can be obtained free of charge from, our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”

Board Meetings

•	The Board held four meetings during our 2012 fiscal year.

•

Each director during our 2012 fiscal year attended all of the meetings of the Board and of the committees of which he or she was a member, except two of the Audit Committee members, each of whom, in addition to attending all four regular Committee meetings, attended six of the seven other meetings of the Audit Committee.

•

Our independent directors hold separate meetings. Edward G. Boehne, our Lead Independent Director, acts as chair at meetings of the independent directors. During our 2012 fiscal year, the independent directors met four times.

Committees of the Board and Meetings

The Board currently has the following standing committees: Audit Committee; Compensation Committee; Nominating and Corporate Governance Committee and Public Debt and Equity Securities Committee.

Audit Committee

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The Audit Committee is currently comprised of Paul E. Shapiro (Chair), Edward G. Boehne, Christine N. Garvey and Carl B. Marbach, each of whom was a member of the Audit Committee for our entire 2012 fiscal year.

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Each member of the Audit Committee has been determined by the Board to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. For more information on the NYSE standards for independence, see “Director Independence” above.

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The Board has also determined that all members of the Audit Committee are financially literate, and that Edward G. Boehne possesses accounting and related financial management expertise within the meaning of the listing standards of the NYSE and is an “audit committee financial expert” within the meaning of the applicable SEC rules. For a description of Mr. Boehne’s relevant experience, see Proposal One.

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The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things: acting on behalf of our Board to discharge the Board’s responsibilities relating to the quality and integrity of our financial statements; our compliance with legal and regulatory requirements; risk oversight and assessment; the appointment, qualifications, performance and independence of the independent registered public accounting firm; pre-approval of all audit engagement fees and terms, all internal-control related services and all permitted non-audit engagements (including the terms thereof) with the independent auditor; and review of the performance of our internal audit function.

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The Audit Committee also has the responsibility and authority for the appointment, compensation, retention, evaluation, termination and oversight of the independent registered public accounting firm, and pre-approval of audit and permissible non-audit services provided by the independent registered public accounting firm.

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The Audit Committee held four regular meetings during the 2012 fiscal year. All of its meetings were attended by representatives from Ernst & Young LLP, our independent registered public accounting firm, to consider, among other things, the scope of the annual audit and issues of accounting policy and internal control. In addition, the Audit Committee had four meetings with our management and representatives from Ernst & Young LLP during the 2012 fiscal year, prior to each public release of our quarterly and annual financial information, and three meetings prior to the filing of our quarterly reports on Form 10-Q.

Compensation Committee

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The Compensation Committee was, for the entire 2012 fiscal year, comprised of Carl B. Marbach (Chair), Stephen A. Novick and Paul E. Shapiro, each of whom has been determined by the Board to meet the NYSE’s standards for independence. In addition, each committee member has been determined by the Board to qualify as a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

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The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things: establishing our compensation philosophy and objectives; overseeing the implementation and development of our compensation programs; annually reviewing and approving corporate goals and objectives relevant to the compensation of the Executive Chairman of the Board and CEO; evaluating the performance of the Executive Chairman of the Board and CEO in light of those goals and objectives and determining each of the Executive Chairman of the Board’s and CEO’s compensation level based on these evaluations; annually reviewing and approving all elements and levels of compensation for our executive officers and any other officers recommended by the Board; discussing the results of the stockholder advisory vote on “say-on pay;” making recommendations to the Board with respect to incentive compensation plans and equity-based plans; administering (in some cases, along with the Board) all of our stock-based compensation plans, as well as the Toll Brothers, Inc. Cash Bonus Plan (the “Cash Bonus Plan”), the Toll Brothers, Inc. Senior Officer Bonus Plan (the “Senior Officer Plan”), and the Toll Brothers, Inc. Supplemental Executive Retirement Plan (the “SERP”); reviewing and approving, or making recommendations to the full Board, regarding equity-based awards; and reviewing our regulatory compliance with respect to compensation matters.

•

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the committee. For a discussion concerning the process and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” beginning on page 28.

•	The Compensation Committee held four meetings during the 2012 fiscal year.

Nominating and Corporate Governance Committee

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The Nominating and Corporate Governance Committee is, and for the entire 2012 fiscal year was, comprised of Edward G. Boehne (Chair), Robert S. Blank and Stephen A. Novick, each of whom has been determined by the Board to meet the NYSE’s standards for independence.

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The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include, among other things: identifying individuals qualified to become members of the Board and recommending to the Board the nominees for election to the Board; evaluating from time to time the appropriate size of the Board and recommending any changes in the composition of the Board so as to best reflect our objectives; evaluating and making recommendations to the Board with respect to the compensation of the non-employee directors; adopting and reviewing, at least annually, corporate governance guidelines consistent with the requirements of the NYSE; establishing procedures for submission of recommendations or nominations of candidates to the Board by stockholders; reviewing the Board’s committee structure; reviewing proposed changes to our governance instruments; reviewing and recommending director orientation and continuing orientation programs; reviewing and approving related party transactions; and acting on behalf of the Board with respect to certain administrative matters.

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The Nominating and Corporate Governance Committee, along with the Board, administers the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Non-Employee Directors (2007) (“Directors Plan”).

•	The Nominating and Corporate Governance Committee held three meetings during the 2012 fiscal year.

Public Debt and Equity Securities Committee

•	The Public Debt and Equity Securities Committee is, and for the entire 2012 fiscal year was, comprised of Richard J. Braemer (Chair), Robert S. Blank, Carl B. Marbach and Bruce E. Toll.

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The duties and responsibilities of the Public Debt and Equity Securities Committee are set forth in its charter, which may be found at www.tollbrothers.com under “Investor Relations: Corporate Governance,” and include reviewing and approving, pursuant to authority granted by the Board, certain transactions relating to our public debt and equity securities and those of our affiliates.

•	The Public Debt and Equity Securities Committee held one meeting during the 2012 fiscal year.

Consideration and Selection of Nominees for the Board

The Nominating and Corporate Governance Committee is authorized to consider candidates for Board membership suggested by its members and by other Board members, as well as by management and by stockholders. A stockholder who wishes to recommend a prospective nominee for membership on the Board should follow the procedures described in this proxy statement under the caption “Procedures for Nominating Candidates or Recommending Candidates for Nomination to the Board of Directors.” Once a prospective nominee has been identified by, or presented to, the Nominating and Corporate Governance Committee, background information is elicited about the candidate and the candidate is investigated and evaluated by the Nominating and Corporate Governance Committee and, if deemed appropriate, interviewed. Following this process, the Nominating and Corporate Governance Committee reports to the Board and makes a recommendation regarding the prospective nominee. No distinctions are to be made as between internally-recommended candidates and those recommended by stockholders. All candidates should, at a minimum, possess a background that includes a strong education, extensive business experience and the requisite reputation, character, integrity, skills, judgment and temperament, which, in the Nominating and Corporate Governance Committee’s judgment, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with our size, complexity, reputation and success. Although the Nominating and Corporate Governance Committee does not have a formal policy regarding diversity, the Nominating and Corporate Governance Committee takes into account diversity of viewpoints, background, experience and temperament in considering candidates for Board membership.

Risk Oversight

Our Audit Committee regularly receives reports from a risk management committee comprised of representatives from various business functions within the Company that are charged with risk assessment and business continuity planning. This committee meets on a regular basis and selects topics related to specific risks and potential vulnerabilities related to particular business functions of the Company, which topics are then presented to the Audit Committee along with a summary of the measures we have taken or plan to take in order to define and mitigate such risks and prepare for and address such vulnerabilities. These presentations have included reports regarding risks and vulnerabilities relating to, among other things, operations, assets, land investments, competition, personnel, credit and debt covenant compliance, joint venture relationships, financial reporting, insurance, financing, mortgages, treasury, storm water compliance, safety, litigation exposure, and information technology. In addition, our Compensation Committee oversees risks arising from executive officer compensation practices, and our Nominating and Corporate Governance Committee oversees succession risks. Each of the standing committees regularly reports to the full Board, which is ultimately responsible for overseeing risks at the enterprise level. In addition, our full Board oversees strategic risks through its focus on overall corporate strategy and execution.

The Compensation Committee has reviewed the design and operation of our compensation structures and policies as they pertain to risk and has determined that our compensation programs do not create or encourage the taking of risks that are reasonably likely to have a material adverse effect on us.

Codes of Business Conduct and Ethics

Management has adopted a Code of Ethics for Principal Executive Officer and Senior Financial Officers, violations of which may be reported to the Audit Committee. Copies of this code and any waiver or amendment to such code can be obtained free of charge from our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”

We operate under a comprehensive Code of Ethics and Business Conduct that we review annually and which applies to all directors, officers and employees and includes provisions ranging from conflicts of interest and acceptance of gifts to harassment, discrimination and other employment-related matters. Upon employment with us, all employees are required to affirm in writing their receipt and review of the code and their compliance with its provisions. Copies of this code can be obtained free of charge from our website at www.tollbrothers.com under “Investor Relations: Corporate Governance.”

Leadership Structure

In connection with the appointments of Douglas C. Yearley, Jr. as CEO and Robert I. Toll as Executive Chairman of the Board, each effective June 16, 2010, the Board separated the roles of chairman and chief executive officer. As our CEO, Mr. Yearley is responsible for our day-to-day operations and for formulating and executing our long-term strategies in collaboration with the Board and Mr. Toll, as Executive Chairman of the Board. As Executive Chairman of the Board, Mr. Toll continues to play a key role and is actively involved in our business by chairing the Board, acting as advisor to the executive officers, actively engaging in the review of land transactions, and playing a major role in the planning of our long-term business strategy. In the Board’s view, an appropriate leadership structure depends on the opportunities and challenges facing a company at a given time. The Board believes that the current leadership structure is appropriate for us at this time as it enables us and the Board to continue to benefit from Mr. Toll’s vast experience, skills, expertise and knowledge of the Company and the industry.

In fiscal 2011, the Board designated Edward G. Boehne as the Lead Independent Director of the Board of Directors until his successor is duly designated and qualified. The Lead Independent Director helps ensure that there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important. The role of the Lead Independent Director includes: (i) presiding over all executive sessions and other meetings of the independent directors; (ii) acting as principal liaison between the Executive Chairman of the Board and the independent directors; (iii) serving as the director whom stockholders may contact; (iv) leading the process for evaluating the Board of Directors and the committees of the Board of Directors; (v) participating in the communication of sensitive issues to the other directors; and (vi) performing such other duties as the Board of Directors may deem necessary and appropriate from time to time.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during the fiscal year ended October 31, 2012 has ever been an officer or employee of the Company or its subsidiaries.

Personal Loans to Executive Officers and Directors

We do not permit personal loans to or for the benefit of our directors or executive officers.

Director Attendance at Annual Meetings of Stockholders

It is the policy of our Board that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Executive Chairman of the Board. All members of the Board who were serving or standing for re-election attended our 2012 Annual Meeting of Stockholders.

Communication with the Board

Any person who wishes to communicate with the Board or specific individual directors, including the Lead Independent Director or the independent directors as a group, may do so by directing a written request addressed to such directors or director in care of the General Counsel, Toll Brothers, Inc., at the address appearing on the first page of this proxy statement. Communications directed to members of the Board who are management directors will be referred to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to independent directors will be referred to the intended Board member(s).

Director Compensation

The Nominating and Corporate Governance Committee is responsible for evaluating and recommending compensation for non-management directors to the Board. Our non-management directors have been compensated in cash, stock options and restricted stock for their services as directors.

Beginning in fiscal year 2012, the compensation program for non-management directors is as follows (the equity portion of the fiscal 2012 compensation program was granted in the first quarter of fiscal 2013):

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Board Retainer. The principal form of compensation for non-management directors for their service as directors is an annual retainer, consisting of a combination of cash and equity, with an annual aggregate value of $160,000 as follows:

•	Cash. Each non-management director receives $53,334 as the cash portion of the annual retainer.

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Equity. The equity portion of the annual retainer for a non-management director consists of two components issued pursuant to the Company’s Director Plan: (a) non-qualified stock options having an aggregate grant date fair value of $53,333 (based on the average percentage of grant date fair value to grant date closing price in the preceding 3 years), and (b) RSUs having an aggregate grant date fair value of $53,333. Stock options are granted and priced on a date within the last 15 days of December that is determined in advance by the Compensation Committee for service during the immediately preceding fiscal year. Each option grant made to a non-management director has a 10-year term and vests in equal installments over a two-year period, with a provision for automatic vesting upon a change of control of the Company and, for directors with 5 or more years of service, upon death, disability or retirement. RSUs are also granted on a date within the last 15 days of December that is determined in advance by the Compensation Committee for service during the immediately preceding fiscal year. Restrictions on shares of RSUs granted as director compensation lapse in equal installments over two years, although all restrictions would immediately lapse upon a change of control of the Company or upon the death, disability, or retirement of the director. Shares underlying RSUs are not deliverable until 30 days after final vesting.

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Committee Retainer. Each member of the Audit Committee, the Nominating and Corporate Governance Committee and the Compensation Committee receives annually, for service on each such Committee: (a) $6,668 in cash; (b) non-qualified stock options having an aggregate grant date fair value of $6,666, and (c) RSUs having an aggregate grant date fair value of $6,666, in each case with the same features described above under “Equity.” In addition, the Chair of each of the above committees receives an annual cash retainer of $10,000.

Each member (including the Chair) of the Public Debt and Equity Securities Committee receives annually in any year in which the Committee meets or takes official actions: (a) $3,334 in cash, (b) non-qualified stock options having an aggregate grant date fair value of $3,333, and (c) RSUs having an aggregate grant date fair value of $3,333, in each case with the same features described above under “Equity.” In addition, the Chair of that Committee receives a cash retainer of $5,000 in any year in which the Committee meets or takes official action.

•	Attendance at Board and Committee Meetings. Directors, Committee Chairs and Committee members do not receive any additional compensation for attendance at Board or Committee meetings.

•	Lead Independent Director. The Lead Independent Director receives annually $10,000 in cash for his services in that capacity.

The equity granted to directors in fiscal 2012 in respect of their services during fiscal 2011 was based on the director compensation program in effect in fiscal year 2011. Under this program, all non-management directors received annual equity compensation in the form of stock options for service on the Board and on Board committees. Stock options were granted and priced on a date within the last 15 days of December that was determined in advance by the Compensation Committee for service during the immediately preceding fiscal year. Each option grant made to a non-management director has a 10-year term and vests in equal installments over a two-year period, with a provision for automatic vesting upon a change of control of the Company. Some option grants to non-management directors also provide for continued vesting upon death, disability or retirement of the director. In addition, non-management directors also received restricted stock awards for service on certain Board committees. Restricted stock was also granted on a date within the last 15 days of December that was determined in advance by the Compensation Committee for service during the immediately preceding fiscal year. Restrictions on shares of restricted stock granted as director compensation lapse in equal installments over two years, although all restrictions would immediately lapse upon a change of control of the Company or upon the death or disability of the director. In order to receive equity compensation for Board committee service, the relevant Board committee had to meet at least once during the fiscal year, and such meeting had to be considered a “paid” meeting.

Equity compensation grants under the Director Plan to non-management directors during fiscal 2012 for services rendered during fiscal 2011 were made on December 20, 2011 and were as follows:

Service on the Board	Option to acquire 15,000 shares
Chair of the Audit Committee	Option to acquire 1,250 shares; 250 shares of restricted stock
Member of the Audit Committee	Option to acquire 1,000 shares; 100 shares of restricted stock
Chair of the Nominating and Corporate Governance Committee	Option to acquire 1,000 shares; 200 shares of restricted stock
Member of the Nominating and Corporate Governance Committee	Option to acquire 1,000 shares; 100 shares of restricted stock
Chair of the Compensation Committee	Option to acquire 1,000 shares; 200 shares of restricted stock
Member of the Compensation Committee	Option to acquire 1,000 shares; 100 shares of restricted stock

Other Director Compensation Arrangements

Mr. Bruce E. Toll entered into an Advisory and Non-Competition Agreement (the “Advisory Agreement”) with the Company as of November 1, 2010. The Advisory Agreement expires on October 31, 2016. The purpose of the Advisory Agreement is to provide us with the valuable and special knowledge, expertise and services of Mr. Bruce E. Toll, one of our co-founders and a director of the Company since our inception, on a continuing basis, as well as to provide that Mr. Toll does not engage in specified activities. The Advisory Agreement provides, among other things, that (a) we will retain Mr. Bruce E. Toll as Special Advisor to the Executive Chairman of the Board and the CEO until October 31, 2016, at a compensation rate of $675,000 for the first year of the term of the Advisory Agreement, with such compensation rate to be reduced by $75,000 in each of the remaining five years of the term of the Advisory Agreement, and (b) during the term of the Advisory Agreement, Mr. Bruce E. Toll will be entitled to receive the health plan benefits provided to our NEOs. Mr. Bruce E. Toll is a participant in the Company’s 401(k) retirement plan. Mr. Bruce E. Toll is also a participant in the SERP, which provides an annual benefit of $230,000 for 20 years; however, no payments are to be made to him under the SERP until the expiration of the term (or termination) of the Advisory Agreement. See “Executive Compensation Tables — Pension Benefits at October 31, 2012 — Supplemental Executive Retirement Plan” for a more detailed description of the SERP. During fiscal 2012, we provided Mr. Bruce E. Toll with other benefits having an estimated value of $7,450, which are described in greater detail under the table “Director Compensation during Fiscal 2012” below. These benefits were reviewed by the Compensation Committee as part of its review of benefits and perquisites paid to our NEOs and were found to be reasonable and consistent with past practices.

Director Compensation Table

The following table sets forth information concerning the fiscal 2012 compensation awarded to or earned by our non-management directors. Management directors are not compensated for their service as directors. The compensation received by our management directors for their services as employees is shown in the Summary Compensation Table on page 44 of this proxy statement.

Director Compensation during Fiscal 2012

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(4)(5)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)(8)	Total ($)
Robert S. Blank	63,336	2,050	174,880	—		—	240,266
Edward G. Boehne	86,670	6,150	185,810	—		—	278,630
Richard J. Braemer	61,668	—	163,950	—		—	225,618
Christine N. Garvey	60,002	2,050	174,880	—		—	236,932
Carl B. Marbach	80,004	6,150	185,810	—		—	271,964
Stephen A. Novick	66,670	4,100	185,810	—		—	256,580
Paul E. Shapiro	76,670	7,175	188,543	—		—	272,388
Bruce E. Toll	56,668	—	163,950	470,536	(7)	607,450	1,298,604

(1)	Annual restricted stock award grants to non-management directors are made during the first quarter of each fiscal year for service on Board committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of awards made under the previous director compensation program, and the values of awards made pursuant to the new director compensation program will begin to be reported in the “director compensation during fiscal 2013” table in the 2014 proxy statement. The grant date fair values of the awards are based upon the closing price of our common stock on the date of the awards. Each non-management director, other than Mr. Braemer and Mr. Bruce E. Toll, received a grant of restricted stock during fiscal year 2012. The grant date for each restricted stock award was December 20, 2011.
(2)	The amounts reported in this column represent the grant date fair value of the restricted stock awards, in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718 “Compensation-Stock Compensation” (“ASC 718”).
(3)	The non-management directors held the following amounts of unvested restricted stock awards at October 31, 2012: Mr. Blank, 50 shares; Mr. Boehne, 150 shares; Ms. Garvey, 50 shares; Mr. Marbach,

150 shares; Mr. Novick, 100 shares; and Mr. Shapiro, 175 shares. Messrs. Braemer and Bruce E. Toll did not hold any unvested restricted stock awards at October 31, 2012.
(4)	The annual stock option grants to non-management directors are made during the first quarter of each fiscal year for service on the Board and Board Committees during the immediately preceding fiscal year; accordingly, the values reflected in the table above are values of grants made under the previous director compensation program, and the values of grants made pursuant to the new director compensation program will begin to be reported in the “director compensation during fiscal 2013” table in the 2014 proxy statement. The amounts reported in this column represent the grant date fair value of stock option awards granted, in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 9 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012.
(5)	Each non-management director received a stock option grant during fiscal year 2012. Each grant was made on December 20, 2011.
(6)	The non-management directors held unexercised stock options to acquire the following amounts of our common stock at October 31, 2012: Mr. Blank, 176,000 shares; Mr. Boehne, 218,000 shares; Mr. Braemer, 197,000 shares; Ms. Garvey, 57,000 shares; Mr. Marbach, 184,000 shares; Mr. Novick, 182,000 shares; Mr. Shapiro, 179,250 shares; and Mr. Bruce E. Toll, 165,000 shares. We provide information on the beneficial ownership of our stock for each of our directors under “Security Ownership of Principal Stockholders and Management” on page 3 of this proxy statement.
(7)	The amount represents an increase in the actuarial present value of Mr. Bruce E. Toll’s accumulated plan benefit under the SERP.
(8)	“All Other Compensation” consists of the following annual compensation and benefits provided to Mr. Bruce E. Toll pursuant to the Advisory Agreement. See “Other Director Compensation Arrangements,” above.

Annual compensation	$600,000
Contribution to 401(k) Plan	7,450

Total	$607,450

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This compensation discussion and analysis (“CD&A”) describes in detail each element of compensation that we pay or award to, or that is earned by, our NEOs. It includes a description of the principles underlying our executive compensation policies; our most important executive compensation decisions during our 2012 fiscal year; and our analysis of these policies and decisions. It is also intended to provide a context for the data we present in the compensation tables and related footnotes below, as well as the narratives that accompany the compensation tables.

We are the nation’s leading builder of luxury detached and attached home communities; master planned luxury residential, resort-style golf communities; and urban low-, mid- and high-rise communities, principally on land we develop and approve. We operate our own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. We face intense competition from a number of other home builders in each market in which we operate. It is imperative to our success and long-term viability that our business continues to be managed by highly experienced, focused and capable executives who possess the dedication to oversee our organization on a day-to-day basis and have the vision to anticipate and respond to market developments. It is also important that we concentrate on retaining and developing the capabilities of our emerging leaders to ensure that we continue to have an appropriate depth of executive talent.

In fiscal 2012, we seamlessly completed our succession process with respect to our key leadership roles. Our 2012 fiscal year NEOs were as follows:

Robert I. Toll, Executive Chairman of the Board (“Executive Chairman”). Mr. Toll served as our Chairman and Chief Executive Officer since our founding in 1967 until the appointment of Douglas C. Yearley, Jr. as Chief Executive Officer in June 2010, at which time he was appointed Executive Chairman. Since then, he has played an active role in the strategic and day-to-day management of the Company;

Douglas C. Yearley, Jr., Chief Executive Officer (“CEO”). Mr. Yearley joined us in 1990, served as a Regional President from November 2005 until November 2009 and served as Executive Vice President from November 2009 until June 2010, at which time he was appointed CEO;

Richard T. Hartman, President and Chief Operating Officer (“COO”). Mr. Hartman joined us in 1980 and served in various positions with us, including Regional President from 2005 through 2011. He was appointed to the positions of Executive Vice President and Chief Operating Officer, effective January 1, 2012. In December 2012, Mr. Hartman was appointed to the position of President effective January 1, 2013;

Zvi Barzilay, Former President and Chief Operating Officer. Mr. Barzilay joined us in 1980 and served in various senior management positions from 1983 to 1998, at which time he was appointed President and COO. He retired from the Company, effective December 31, 2011;

Martin P. Connor, Senior Vice President, Chief Financial Officer and Treasurer (“CFO”). Mr. Connor joined us in 2008, was appointed Senior Vice President in December 2009 and continued in that position from that time until his appointment as CFO and Treasurer in September 2010.

In determining fiscal 2012 compensation for our NEOs, the Compensation Committee recognized the beginning of a recovery in the home building industry and our outstanding performance during fiscal 2012, as well as the successful leadership transition that was ongoing at the senior management level throughout the year. As a result, the Compensation Committee sought to compensate our NEOs in a way that would enable us to retain them as our senior management team, appropriately recognize their individual experience, roles and skill sets and their efforts on behalf of the Company during fiscal 2012 and in a way that would be consistent with our overall business objectives and our stockholders’ best interests. The Compensation Committee paid particular attention to the following notable areas of our performance and our management’s achievements in fiscal 2012:

•	Stock Price: Our stock price increased approximately 89%, from $17.44 at fiscal year end 2011 to $33.01 at fiscal year end 2012.

•	Sales: Our net contracts signed in fiscal 2012 increased by approximately 59% in dollars and 49% in units compared to fiscal 2011.

•	Revenues: Our revenues of $1.88 billion and home building deliveries of 3,286 units rose 28% in dollars and 26% in units compared to fiscal 2011.

•

Income: We reported net income of $487.1 million in fiscal 2012 compared to net income of $39.8 million in fiscal 2011 and a net loss of $3.4 million in 2010, respectively. Our pre-tax income improved to $112.9 million in fiscal 2012, compared to a pre-tax loss of $29.4 million in fiscal 2011. Also, in fiscal 2012, we reversed the valuation allowance against a majority of our deferred tax assets, becoming one of the first in our industry to do so.

•

Backlog: Our fiscal year end 2012 backlog of $1.67 billion and 2,569 homes increased 70% in dollars and 54% in units compared to fiscal year end 2011, positioning us for another year of growth in fiscal year 2013.

•	Gross Margin: Our gross margin, excluding interest and write-downs, was 24.0% in fiscal 2012 compared to 23.3% in fiscal 2011.

•	Selling, General and Administrative Expenses (“SG&A”): Our SG&A as a percentage of revenue improved to 15.3% compared to 17.7% for fiscal 2011.

•

Note Offerings: We raised $287.5 million through a 20-year exchangeable senior notes offering in September 2012 with a 0.50% interest rate and conversion premium set at 50% above the Company’s then-current stock price of $32.72, callable in September 2017. We also sold $300 million of new 10-year senior unsecured notes in January 2012 with a 5.875% interest rate and issued an additional $120 million of notes at the same maturity and interest rate in exchange for a similar amount of our November 2012 senior unsecured notes and our September 2013 senior unsecured notes.

•

Expansion of Our Business: We successfully integrated the operation of CamWest, after acquiring substantially all of its assets in November 2011, and entered the Seattle market. In fiscal 2012, our CamWest operations delivered 201 homes and produced revenues of $99.7 million.

•

Growth in a Recovering Economy: As the economy began to recover in fiscal year 2012, senior management continued to guide the Company with financial and operational discipline that included significant growth in revenues and expansion of our community count and land position (owned and controlled) without sacrificing the strong and conservative financial metrics that placed it among the top three rated home building companies by Moody’s Investor Service, Standard & Poor’s Ratings Services and Fitch Ratings at fiscal year end 2012.

•

Honors: We were named the “2012 Builder of the Year” by the Professional Builder Magazine, becoming the first homebuilding company to have won this award twice. During fiscal 2012, our CEO received the first-place ranking in the best CEO survey, and our CFO received the second-place ranking in the best CFO survey, published by Institutional Investor Magazine for the Homebuilding and Building Products Industry. We also received the first-place ranking for Best Investor Relations Company in the Homebuilding and Building Products Industry and ranked as the 17th most honored company overall among the 1,928 companies receiving votes in the Institutional Investor Magazine survey across all industries.

•	Management: We seamlessly completed the succession of three key leadership positions, including, CEO, COO and CFO, and came out of the recent recession strong and ready to grow.

Consistent with our historical compensation practices, our fiscal 2012 compensation program, which is discussed in detail in this CD&A, featured the following attributes:

•

A balanced mix of annual cash and long-term equity incentives that reward our NEOs for current performance and align their compensation with long-term performance and long-term stockholder value creation;

•	A structure for NEO incentive compensation that complies with Internal Revenue Code (“Code”) requirements for tax deductibility;

•	Long-term equity incentive grants and awards with multi-year vesting periods to encourage retention of our NEOs; and

•

A program that does not contain any NEO employment agreements or severance plans or agreements; nor are there any plans or agreements that provide “golden parachute” cash payouts for our NEOs conditioned upon a change of control, except with respect to vesting and potential payment of SERP benefits and vesting of previously granted equity compensation awards and grants.

Consideration of Say-on-Pay Results

At our last annual meeting of shareholders, 98% of those stockholders voting on the “say on pay” proposal approved the compensation of our NEOs described in our proxy statement filed in 2012. The Compensation Committee evaluated the results of the 2012 advisory vote and did not implement significant changes to our executive compensation program in fiscal year 2012 as a result of the vote.

Overview of Contents

In this CD&A, you will find details on, and discussion of, the following topics:

•	Compensation Governance

•	Compensation Philosophy and Objectives

•	Elements of Compensation

•	Compensation Decision-Making Process

•	Fiscal 2012 Compensation Elements

•	Employment Agreements, Change of Control Provisions and Severance Payments

•	Tax and Accounting Implications

•	Anti-Hedging Policy

•	Policy on Pledging

•	Stock Ownership Guidelines

•	Looking Ahead — Fiscal 2013 Compensation

Compensation Governance

Role of Executive Officers

The Compensation Committee worked with management to establish its meeting agendas and determine who should be invited to attend meetings. Throughout the year, the Compensation Committee requested various types of information from management and the Committee’s independent compensation consultant, including information about other companies in the home building industry and other industries. Our CFO was invited by the Compensation Committee to attend relevant portions of the Compensation Committee meetings in order to provide information and answer questions regarding the Company’s strategic objectives and financial performance related to the Compensation Committee’s work. Our Executive Chairman, CEO and COO were also all available to members and meetings of the Compensation Committee. With regard to compensation decisions relating to the Executive Chairman, the Compensation Committee, in addition to its own observations of the Executive Chairman’s performance during the 2012 fiscal year, gained significant insight, from its many exchanges with the CFO, the General Counsel, and the other NEOs during the fiscal year 2012, into the performance of the Executive Chairman, including his relationship to, and experiences with, them, and others, during that same period. Our CEO submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, performance goals and overall compensation levels for the COO and CFO. The Compensation Committee, after consideration of these recommendations, determined the actual awards to the COO and CFO. The Executive Chairman submitted recommendations to the Compensation Committee regarding salary, bonus, equity compensation, performance goals and overall compensation for the CEO; the Compensation Committee considered these recommendations in determining the CEO’s compensation.

Use of Compensation Consultants

During fiscal 2012, the Compensation Committee engaged Compensation Advisory Partners LLC (“CAP”) to serve as its independent compensation consultant. CAP received instructions from, and reported to, the

Compensation Committee on an independent basis. The Compensation Committee periodically obtains confirmation from CAP with regard to CAP’s independence. CAP was also authorized by the Compensation Committee to share with and request and receive from management specified information in order to prepare for meetings. The Compensation Committee requested CAP’s advice on a variety of issues, including compensation strategy, market comparisons, pay and performance alignment versus industry peers, executive pay trends, compensation best practices and potential compensation plan designs and modifications. The Compensation Committee met with CAP, both with and without management, on several occasions during fiscal 2012 and thereafter.

Compensation Philosophy and Objectives

The Board and the Compensation Committee believe that our ability to retain and motivate NEOs who possess the skills, experience and capacity to succeed in our competitive industry has been essential to our long-term success and a significant factor in creating long-term value for our stockholders. Base salaries, annual incentive bonuses, long-term equity compensation and competitive employee benefits are the primary tools used to retain and motivate our NEOs to deliver superior performance and to enhance long-term value to our stockholders. Our compensation philosophy recognizes the value of rewarding our NEOs for their past performance and motivating them to continue to excel in the future. The Compensation Committee believes it has developed a compensation program that rewards outstanding short-term and long-term performance and encourages actions that successfully deliver on our business strategy.

We are in an industry that has recently begun to emerge from a severe downturn that lasted several years. The compensation policies for our NEOs during this difficult period were based on the philosophy that compensation should reflect our financial and operational performance and the individual performance of each executive in light of the limitations imposed by the severe financial crisis and its impact on the housing market. As the housing industry recovery took hold in 2012 and hopefully continues to strengthen in 2013 and beyond, the Compensation Committee has carefully considered the intent and components of our executive compensation program to ensure they are appropriately aligned with corporate objectives. The Compensation Committee also believes that long-term incentives should be a significant factor in the determination of compensation, particularly because the many actions and decisions that are required of our NEOs in the business of home building, including evaluating and purchasing land, planning the use of that land, obtaining approvals, completing development, generating revenues, require a long time horizon before we realize tangible financial benefits.

The Compensation Committee’s primary objectives in setting compensation for our NEOs are:

•

Set compensation levels that are sufficiently competitive to attract, motivate and reward the highest quality individuals to contribute to our goals and overall financial success. By keeping compensation competitive during times of growth as well as contraction, the Compensation Committee attempts to achieve these objectives.

•

Retain executives and encourage continued service. The Compensation Committee seeks not only to attract but also to maintain the continuity of our excellent management team. The Compensation Committee believes our stockholders have historically benefited from the continued employment of our NEOs over an extended period of time — the Executive Chairman since he co-founded our predecessor operations in 1967; the CEO, who joined the Company in 1990 and has served in various senior management positions during the 20 years preceding his appointment as CEO; and the COO who joined the Company in 1980 and served in various positions during the 31 years preceding his appointment as COO. Our Executive Chairman has been consistently recognized as a leader in our industry by various publications and industry groups, and, in 2012, our CEO and CFO received the first-place ranking in the best CEO survey and the second-place ranking in the best CFO survey, respectively, published by the Institutional Investor Magazine for the homebuilding and building products industry.

•

Incentivize executives to manage risks appropriately while attempting to improve our financial results, performance and condition over both the short-term and the long-term. The Compensation Committee attempts to provide both short-term and long-term compensation for current performance, as well as to provide incentives to achieve short- and long-term goals. Short-term compensation is typically in the form of base salary and annual incentive cash bonuses under stockholder-approved plans, and long-term compensation is typically in the form of equity awards. Because of the nature of our business and the way we operate our business and implement our strategies, we may not witness for several years the positive results of many decisions made or actions taken by our NEOs in any current fiscal year, including those in connection with land purchased and strategies implemented to manage risks and position us for growth. The Compensation Committee, by seeking a balance of short-term and long-term compensation, seeks to motivate and reward NEOs for decisions made today that may not produce immediate or short-term results, but are intended to have a positive long-term effect.

•

Align executive and stockholder interests. The Compensation Committee believes that the use of equity compensation, including increased use of restricted stock grants, as a key component of executive compensation, is a valuable tool for aligning the interests of our NEOs with those of our stockholders; this includes the use of such compensation to reward actions that demonstrate long-term vision. When management and stockholder interests are aligned, the Compensation Committee believes management’s focus on creating long-term growth and value is increased.

•

Obtain tax deductibility for incentive compensation. The Compensation Committee believes that tax deductibility for the Company is a favorable feature for an executive incentive compensation program. Although the Compensation Committee, where it deems appropriate, may award base compensation to NEOs that will not be entirely tax-deductible, it generally attempts to structure compensation for NEOs to come within the Code requirements for deductibility, including deductibility of compensation awarded under performance-based compensation plans.

Elements of Compensation

The Compensation Committee seeks to be creative, as well as cognizant of changing economic and industry conditions and changing compensation trends, in its choice of methods to achieve these objectives, using a variety of compensation elements described below.

Element	Purpose	Characteristics
Base Salary	Provide a fundamental level of compensation to the NEOs for performing their roles and assuming their levels of executive responsibility.	Fixed cash component. Annually reviewed by the Compensation Committee and adjusted upwards or downwards, from time to time.

Annual Incentive Bonuses	Promote improvement of our financial results, performance and condition; intended to be a short-term incentive to drive achievement of performance goals in a particular fiscal year, while discouraging inappropriate risk-taking and without deterring achievement of our long-term goals and initiatives.	Annual incentive bonuses have
been primarily paid in cash.
Performance-based bonus
opportunity is based on the
achievement of specified goals,
which may be Company
performance goals, individual
performance goals or a
combination of the two,
pursuant to stockholder-
approved plans. Where
applicable, goals are typically
established annually, and bonus
amounts awarded vary based on
performance.

Element	Purpose	Characteristics

Long-Term Incentive Compensation	Promote the achievement of our long-term financial goals and stock price appreciation by aligning NEO and stockholder interests, promoting NEO retention and rewarding NEOs for superior performance over time.	Equity awards granted annually
by the Compensation
Committee pursuant to stock-
holder approved plans. Long-
term incentive compensation
may be in the form of stock
options, SARs, and stock awards
and units, which may be
restricted, unrestricted or
performance-based. Benefits
ultimately realized by each NEO
will vary and will depend on our
stock price, achievement of
applicable performance targets,
and continued service with the
Company.

Benefits and Perquisites, Including Retirement Benefits	Provide health and welfare benefits during employment and a program for income upon retirement. Designed to retain and reward NEOs by providing an overall benefits package competitive with those provided by comparable companies.	Health and welfare benefits may
vary based on employee
elections. Perquisites and other
benefits may vary from year to
year. Retirement benefits, such
as the SERP (described under
“Benefits and Perquisites”), also
vary based on compensation and
years of service.

Compensation Decision-Making Process

The Compensation Committee reviews and determines base salary, incentive bonuses and long-term incentive compensation, as well as benefits and perquisites, on an annual basis. For compensation relating to fiscal 2012, the significant steps taken by the Compensation Committee to establish and award compensation to our NEOs were as follows:

October — December 2011	• Set fiscal 2012 base salaries and performance goals under each of our bonus plans for fiscal 2012 bonuses

• Determined and granted equity compensation awards for fiscal 2011 service

June 2012	• Reviewed executive compensation at peer companies for the preceding year

• Monitored Company performance and individual performance of NEOs

September 2012	• Reviewed executive compensation benchmarking analysis for the preceding year prepared by the independent compensation consultant

• Consulted with independent compensation consultant regarding industry trends in executive compensation

November — January 2013	• Reviewed fiscal 2012 performance goals and certified that performance goal was attained under each of our bonus plans

• Reviewed overall Company performance relative to industry peers

• Reviewed each NEO’s individual performance during fiscal 2012

• Determined fiscal 2012 NEO bonuses

• Determined and granted equity awards for fiscal 2012 service

Portions of the compensation decision-making process are more fully described below.

Review Market Comparisons

Although the Compensation Committee does not believe that it is appropriate to establish compensation levels based solely on market comparisons or industry practices, it believes that information regarding pay practices at other companies is useful in three respects. First, marketplace information is one of the many factors that the Compensation Committee considers in assessing the reasonableness of compensation. Second, it recognizes that our compensation practices must be generally competitive for executive talent in the home building industry and the market overall. Third, it recognizes that marketplace information reflects emerging and changing components and forms of compensation. While the Compensation Committee considers peer compensation levels and practices when making its compensation decisions, it does not target compensation at any particular point within a range established by a comparison of the financial performance or compensation levels of our peer companies.

The Compensation Committee, with guidance from our independent compensation consultant, reviewed our NEOs’ total compensation in 2011 against a peer group of publicly-traded home building companies (“Peer Group”). The Peer Group consisted of the following companies with whom the Compensation Committee believes we primarily compete for talent and market share:

Beazer Homes USA, Inc.	Lennar Corporation	NVR, Inc.
D. R. Horton, Inc.	M. D. C. Holdings, Inc.	Pulte Homes, Inc.
Hovnanian Enterprises, Inc.	M/I Homes, Inc.	The Ryland Group, Inc.
KB Home	Meritage Homes Corporation	Standard Pacific Corp.

Because there is only one other executive chairman within our Peer Group, our independent compensation consultant also provided the Compensation Committee with compensation data for executive chairmen in companies of similar size outside of the home building sector for the Compensation Committee’s consideration.

Review Company Performance

Throughout the fiscal year, the full Board monitored our financial performance in relation to our recent historical performance and in relation to our Peer Group. The Compensation Committee also reviewed our performance data during the fiscal year, which it considered when making final fiscal 2012 compensation decisions.

Establish Performance Goals Relating to Annual Incentive Bonus

The Compensation Committee, when setting performance goals, reviews our financial condition, current industry and national economic factors, compensation practices and trends at other companies within our industry, and our market capitalization, and attempts to set goals that will effectively motivate the NEOs to achieve our most important business objectives, while limiting risk. The achievement of performance goals does not automatically entitle any NEO to a bonus. Rather, the establishment of performance goals permits the Compensation Committee, in its discretion, to determine and award bonuses to our NEOs that will be tax-deductible by the Company if the performance goals are met. In recent years, the Compensation Committee has historically awarded bonuses that were well below the maximum amounts payable under the related plans. The Compensation Committee reserves the authority to reduce the minimum and maximum range of amounts payable and any resulting amounts payable to any participant based upon such facts and circumstances that the Compensation Committee deems relevant and appropriate.

The Compensation Committee believed that the achievement of a revenue goal was once again an important goal on which each of our NEOs should focus during fiscal 2012. The Compensation Committee, which had determined, in fiscal 2011, that Messrs. Yearley, Hartman and Connor would be participants in the Senior Officer Plan approved by our stockholders that year, decided that potential bonuses for fiscal 2012 under the Senior Officer Plan would be conditioned upon our achievement of a specified level of net revenues in fiscal 2012. The Committee established that eligibility for the bonus available under the Senior Officer Plan and under the Plan Year Performance Bonus component of the Cash Bonus Plan would be conditioned upon our achievement of at least $1.25 billion in consolidated revenues in fiscal 2012, and eligibility for 80% of the full bonus available under the Senior Officer Plan and under the Plan Year Performance Bonus component of the Cash Bonus Plan would be conditioned upon our achievement of at least $1.00 billion in consolidated revenues in fiscal 2012. The Compensation Committee established the $1.25 billon goal after reviewing, among other things, market conditions, our backlog at the end of fiscal 2011, the projected revenue associated with the homes in backlog that were expected to be delivered during fiscal 2012, and other projected results.

Fiscal 2012 Compensation Elements

Total Cash Compensation

Total cash compensation (base salary and annual incentive bonus) paid to or earned by each of our NEOs for fiscal 2012 is set forth below. Details on total compensation, measured and presented in the format required by the SEC, can be found in the Summary Compensation Table on page 44 of this proxy statement.

	Base Salary	Annual Incentive Bonus	Total Fiscal 2012 Cash Compensation
Robert I. Toll	$1,057,692	$2,500,000	$3,557,692
Douglas C. Yearley, Jr.	$1,000,000	$2,000,000	$3,000,000
Richard T. Hartman	$866,154	$500,000	$1,366,154
Zvi Barzilay	$215,385	—	$215,385
Martin P. Connor	$690,385	$400,000	$1,090,385

Base Salary

Generally, when establishing annual base salaries, the Compensation Committee takes into account each NEO’s performance of his role and responsibilities and, to the extent useful, the range of compensation of comparable executives within our Peer Group. The Compensation Committee believes that its compensation objectives are more effectively met when the majority of an executive’s compensation package is comprised of performance-based bonuses and long-term incentive compensation, rather than fixed compensation such as base salaries. In December 2011, the Compensation Committee determined that, for fiscal 2012, the base salary of Mr. Toll would be reduced to $1 million; the base salary for Mr. Yearley would remain at $1 million; and the base salary for Mr. Connor would be increased to $700,000, reflecting his increased responsibilities in his new role as the CFO. The Compensation Committee determined that Mr. Hartman’s base salary would be $880,000 in connection with his promotion to the positions of Executive Vice President and Chief Operating Officer, effective January 1, 2012.

Annual Incentive Bonus — Robert I. Toll

Description of the Cash Bonus Plan. At the beginning of our 2008 fiscal year, the Board adopted, upon the recommendation of the Compensation Committee and subject to stockholder approval, a Cash Bonus Plan for Mr. Toll, who was then our CEO. The Cash Bonus Plan was subsequently approved by our stockholders at the 2008 annual meeting. The purpose of the Cash Bonus Plan was to provide a tax-deductible, performance-based bonus for Mr. Toll, paid partly in accordance with a formula that was based on our financial success and partly on the basis of one or more performance goals, all as part of an integrated compensation program which was intended to assist us in motivating and retaining the leadership of our co-founder, Robert I. Toll. An annual incentive bonus has been awarded and paid to Mr. Toll under the terms of the stockholder-approved Cash Bonus Plan since fiscal 2008, including with respect to our most recently completed fiscal year 2012.

The Cash Bonus Plan expired at the end of fiscal 2012, and the Compensation Committee has decided not to seek re-approval of the Cash Bonus Plan at the Meeting. Rather, the Compensation Committee has placed Mr. Toll in the Senior Officer Plan and, in fiscal 2013, will consider an award of an annual incentive bonus to Mr. Toll under that plan.

The Cash Bonus Plan had two components — a Company performance component (“Company Performance Bonus”) and an individual performance component (referred to in the Cash Bonus Plan and this CD&A as the “Plan Year Performance Bonus”). The formula for determining the Company Performance Bonus is set forth in the Cash Bonus Plan and is equal to 2.0% of our pre-tax income before bonus for the applicable fiscal year.

The Plan Year Performance Bonus under the Cash Bonus Plan was determined annually by the Compensation Committee, based on the achievement of one or more performance goals established by the Compensation Committee at the beginning of each fiscal year using various business criteria as set forth in the Cash Bonus Plan. In no event could the total amount of the Plan Year Performance Bonus exceed the greater of $5.2 million or 1/10 of 1% of our gross revenues for the applicable fiscal year. The Compensation Committee, in its sole discretion, could reduce or completely eliminate, but not increase, the Plan Year Performance Bonus.

Bonuses under the Cash Bonus Plan could be paid in cash, in shares of our common stock or both; the method of payment was to be determined by the Compensation Committee. In addition, in no event could the sum of the Company Performance Bonus and the Plan Year Performance Bonus exceed $8.5 million in any fiscal year.

Fiscal 2012 Company Performance Bonus Determination. In fiscal 2012, we had pre-tax income of $112.9 million; therefore, Mr. Toll was entitled to a Company Performance Bonus of $2,250,000 under the terms of the Cash Bonus Plan.

Fiscal 2012 Plan Year Performance Bonus Determination. At the beginning of fiscal 2012, the Compensation Committee established that eligibility for the full amount available to Mr. Toll under the Plan Year Performance Bonus was conditioned upon our achievement of more than $1.25 billion in consolidated revenues in fiscal 2012, and eligibility for 80% of the amount available to Mr. Toll under the Plan Year Performance Bonus was conditioned upon our achievement of at least $1.00 billion in consolidated revenues in fiscal 2012. The Compensation Committee met in October 2012 and determined that we had achieved more than $1.25 billion in consolidated revenues (our actual fiscal 2012 consolidated revenues were $1.88 billion) during fiscal 2012 and, therefore, the maximum amount ($5.2 million) was available for the Plan Year Performance Bonus. The Compensation Committee then made a subjective evaluation of Mr. Toll’s performance during fiscal 2012, considering his overall leadership, and concluded that he continued to make significant contributions to the outstanding management and performance of the Company. The Compensation Committee also considered its overall objective of moving him toward a compensation package more heavily weighted on short-term compensation. Accordingly, the Compensation Committee determined to award him an additional bonus of $250,000 under the Plan Year Performance Bonus. The Compensation Committee also determined that Mr. Toll’s performance in fiscal 2012 merited long-term incentive compensation awards, which were granted in December 2012 and are further described below under “Looking Ahead — Fiscal 2013 Compensation.”

Annual Incentive Bonus — Messrs. Yearley, Hartman and Connor

Description of Senior Officer Plan. At the beginning of our 2010 fiscal year, the Board and the Compensation Committee developed the Senior Officer Plan as a replacement for the Executive Officer Bonus Plan. In doing so, they determined that the Senior Officer Plan should be sufficiently flexible to allow the Compensation Committee to make awards in appropriate amounts and with appropriate performance periods and performance goals to whichever officers the Compensation Committee designates as plan participants. The Senior Officer Plan, subsequently approved by our stockholders at the 2010 annual meeting, was in effect during fiscal 2012. The awards paid under the Senior Officer Plan are designed to be tax deductible “qualified performance-based compensation” under Section 162(m) of the Code for participants.

The Senior Officer Plan is designed to permit us to pay participants incentive compensation based upon the achievement of one or more pre-established performance goals. The Compensation Committee had previously designated the CEO, COO and CFO as participants in the Senior Officer Plan and concluded that it would not designate Robert I. Toll as a participant in that plan as long as he participates in the Cash Bonus Plan. As described above under “Annual Incentive Bonus — Robert I. Toll,” starting with our 2013 fiscal year, Mr. Toll will become a participant in the Senior Officer Plan. At or after the end of each performance period, the Compensation Committee determines whether and to what extent the performance goals have been achieved and calculates the amount of the award that could be paid to each participant, if any, based upon the levels of achievement of the relevant performance goals and the objective formula or method established with respect to such performance period. In order to ensure tax deductibility of all awards under the Senior Officer Plan, the Compensation Committee has established that no award payable under the Senior Officer Plan can exceed $8.5 million (the “Award Cap”). Additionally, in no event will the maximum aggregate amount payable to any participant with respect to awards that have performance periods that end in the same fiscal year exceed two times the Award Cap, regardless of the number of awards that would otherwise be payable in that fiscal year (the “Annual Payment Cap”). Awards that are limited under the Annual Payment Cap may not be carried over and paid during a subsequent fiscal year. The Compensation Committee has no discretion to increase the amount of any awards beyond the Award Cap or the Annual Payment Cap, as applicable, but may, in its sole discretion, reduce or completely eliminate an award based on such facts and circumstances as it deems relevant. Awards under the Senior Officer Plan may be paid in cash, equity or a combination of the two. The equity portion of any award under the Senior Officer Plan may be paid in shares of restricted stock, shares of unrestricted stock or restricted or unrestricted stock units, all of which will be issued from the 2007 Stock Incentive Plan or a successor plan. To the extent an award is settled with equity, the equity is valued as of the end of the performance period for the award.

Fiscal 2012 Performance Goal. For fiscal 2012, the Compensation Committee established that eligibility for the full amount available to each of Messrs. Yearley, Hartman, and Connor under the Senior Officer Plan was conditioned upon our achievement of at least $1.25 billion in consolidated revenues in fiscal 2012 and eligibility for 80% of the amount available to each of Messrs. Yearley, Hartman and Connor under the Senior Officer Plan was conditioned upon our achievement of at least $1.00 billion in consolidated revenues in fiscal 2012. The Compensation Committee met in December 2012 and determined that we had exceeded the requisite consolidated revenues during fiscal 2012 and, therefore, the maximum amount was potentially available to each of Messrs. Yearley, Hartman and Connor. In determining the actual bonus amounts to be paid, the Compensation Committee then made a subjective evaluation regarding the overall individual performance of each of Messrs. Yearley, Hartman and Connor during fiscal 2012. The Compensation Committee particularly noted the contributions of Messrs. Yearley, Hartman and Connor to the Company’s achievements described under the “Executive Summary” section. Mr. Barzilay, who retired from the Company effective December 31, 2011, did not participate in the Senior Officer Plan for fiscal 2012.

The Compensation Committee believed that, by surpassing the established minimum financial performance goal and by performing in an outstanding manner in fiscal 2012, Messrs. Yearley, Hartman and Connor merited bonuses for fiscal 2012 performance of $2,000,000, $500,000, and $400,000, respectively. The Compensation

Committee particularly noted, with respect to Mr. Yearley, his leadership, on a comprehensive Company-wide level, in planning and guiding our growth and profitability, in continuing to enhance our brand, and in his ability to communicate with, and represent us before, the media, banking and investor communities. In the case of Mr. Hartman, the Compensation Committee noted his significant contributions to the outstanding 2012 fiscal year experienced by the Company, as the principal officer in charge of sales and home building activities, which included major strides in geographical and product expansion for our current and future benefit. With respect to Mr. Connor, the Compensation Committee was impressed with his ability to work productively with all divisions and personnel in controlling our costs, preserving our cash, enhancing our balance sheet, and containing risk, particularly noting his creative abilities in achieving successful results in the areas of financing activities and tax planning that were integral to our success during fiscal 2012 and will benefit the Company in the future. The Compensation Committee also took note of the various honors and awards conferred on the Company and several of its executives during the fiscal year. In addition, the Compensation Committee believed the individual performances of Messrs. Yearley, Hartman and Connor in fiscal 2012 merited long-term incentive compensation awards, which were granted in December 2012 and are further described below under “Looking Ahead — Fiscal 2012 Compensation.”

Long-Term Incentive Compensation

The Compensation Committee does not use constant criteria from year to year in the granting of equity compensation. The Compensation Committee takes into consideration the economic climate in which we operate and the Company’s performance and makes subjective determinations of the effectiveness of each NEO and the extent of his contributions to our success and, based on that determination, awards equity compensation.

Equity compensation for our NEOs may be either in the form of stock options, SARs, stock awards or stock units (which may be restricted, unrestricted or performance-based), in accordance with the terms of our stockholder-approved 2007 Stock Incentive Plan. Stock options for all employees, including NEOs, are granted and priced on a date within the last 15 days of December that is determined in advance by the Compensation Committee.

The Compensation Committee’s primary purposes and objectives when granting equity compensation to our NEOs under the 2007 Stock Incentive Plan are to:

•	align the interests of our NEOs with those of our stockholders;

•	balance long-term operating decisions with short-term objectives;

•	serve as a particular incentive for NEOs to devote themselves to our future success by providing NEOs with an opportunity to increase their proprietary interest in the Company;

•	motivate NEOs to achieve long-term financial results, such as improved financial or other performance, that may ultimately cause an increase in the market price of our stock.

•	give overall NEO compensation an appropriate balance between long-term and short-term compensation;

•	retain NEOs in our employ; and

•	protect us by providing for forfeiture of unexercised stock options in the event that the NEO retires, or otherwise leaves our employ, and competes with us.

Stock Options. During fiscal 2012, the Compensation Committee granted stock options to each of the NEOs, as set forth in the “Grants of Plan-Based Awards during Fiscal 2012” table on page 46 in this proxy statement. These grants were awarded at the beginning of fiscal 2012 in recognition of the respective NEO’s service during fiscal 2011. The Compensation Committee chose to grant these options to each of the NEOs in order to further the Compensation Committee’s objectives, as set forth above. Because the options were granted with exercise prices equal to the fair market value of the underlying common stock on the date of the grant, any value that ultimately accrues to the grantee is based entirely upon our future performance, as perceived by investors who establish the market price of our common stock.

The term of these options is 10 years from the date of the grant and the options vest in equal amounts over a four year period, beginning on the first anniversary of the date of the grant. Options would continue to vest and be exercisable for the remainder of the 10-year term upon death, disability or, in most cases, retirement, and would fully vest upon a change of control of the Company. In addition, all unexercised stock options, vested and unvested, granted to NEOs are subject to forfeiture in the event that, after the NEO retires or otherwise leaves our employ, the NEO competes with us.

Performance-Based RSUs. During early fiscal 2012, the Compensation Committee, in recognition of emerging practices in the area of equity compensation, awarded Messrs. Toll, Yearley, Hartman and Connor performance-based RSUs relating to 200,000, 110,000, 5,000 and 22,000 shares, respectively, of our common stock in addition to granting stock options. The awards were valued based on the closing price of our common stock on the NYSE on December 20, 2011. The RSUs granted to each NEO are divided equally into three performance metrics, such that one-third of the shares relating to the RSUs granted to the NEO are allocated to each performance metric. Each performance metric has a minimum threshold level, which, if achieved, would earn 90% of the performance-based RSUs allocated to that metric; a target level, which, if achieved, would earn 100% of the performance-based RSUs allocated to that metric; and a maximum level, which, if achieved, would earn 110% of the performance-based RSUs allocated to that metric. To the extent that actual performance results falls between these levels, the RSUs earned would be allocated proportionately between those levels. The three performance metrics were income from operations (excluding impairments and certain other items considered non-recurring in nature), home building margin (defined as home building cost of sales as a percentage of home building revenue, excluding the same items as in the calculation of income from operations, as defined above), and number of units delivered. The threshold, target and maximum levels of achievement for each of these performance metrics were as follows: income from operations – $0, $15 million and $30 million; homebuilding margin – 19.5%, 21% and 23%; and number of units delivered – 2,700, 3,000 and 3,300. In addition, each such RSU is subject to service vesting in equal amounts over four years from the date of grant and the RSUs will not be delivered until the end of the four year service vesting period, except as otherwise provided in the event of death, disability and change of control.

The Compensation Committee chose to award these performance-based RSUs based on the recommendation of the Committee’s independent compensation consultant to provide a balance between stock and option awards and a desire to further encourage growth and profitability of the organization over the long term. The Compensation Committee selected the number of units delivered as one of the performance metrics because it is a measure of growth and it selected operating income and homebuilding margin as the other performance metrics because they measure profitability and efficiency. We achieved income from operations of $78.2 million, homebuilding margin of 24.03% and units delivered of 3,286 for fiscal 2012. Accordingly, our NEOs earned 110% of the RSUs allocated to achievement of income from operations; 110% of the RSUs allocated to achievement of homebuilding margin; and 109.53% of the RSUs allocated to the units delivered. Each of our NEOs earned the following aggregate number of the RSUs as a result of the achievement of these levels of performance metrics: Mr. Toll – 219,686; Mr. Yearley – 120,827; Mr. Hartman – 5,492; and Mr. Connor – 24,166. 25% of these RSUs vested on December 20, 2012, the first anniversary of the grant date and the remaining 75% of these RSUs remain subject to service-based vesting.

Benefits and Perquisites

We provide all of our employees (after 60 days of service with us), including our NEOs, with specified employee benefits programs. These include the opportunity to save for retirement through the Toll Brothers 401(k) Savings Plan (the “401(k) Plan”) and various health and welfare benefit programs, including medical, dental, life and long-term disability insurance. The 401(k) Plan is a qualified retirement savings plan under Section 401(k) of the Code. Participants in the 401(k) Plan may contribute a portion of their compensation, subject to Internal Revenue Service (“IRS”) regulations and specified limitations applicable to “highly compensated employees,” as such term is defined in the Code. After a year of service, we may match a portion of each participant’s contribution and also may make an annual discretionary contribution to each active participant’s account. All of the NEOs were participants in the 401(k) Plan during fiscal 2012. We share the cost of the above programs with our employees. Our NEOs participate in these programs on the same terms as our other employees. These programs are intended to promote the health and financial security of our employees and are provided at competitive market levels to attract, retain and reward employees.

Supplemental Executive Retirement Plan. We also maintain a SERP, which provides retirement benefits to our NEOs. The Board’s intention when adopting the SERP was to provide competitive retirement benefits, to protect against reductions in retirement benefits due to tax law limitations on qualified plans and to encourage continued employment or service with us. For a discussion of the material terms of the SERP, please see “Executive Compensation Tables — Pension Benefits at October 31, 2012 — Supplemental Executive Retirement Plan.”

Perquisites. Perquisites did not constitute a material portion of the compensation paid to our NEOs for fiscal 2012. We provide our NEOs with limited perquisites and personal benefits that the Compensation Committee believes are consistent with our executive compensation philosophy and objectives. Each fiscal year, the Compensation Committee reviews and approves those perquisites which are to be provided to our NEOs. The Compensation Committee believes the perquisites for fiscal 2012, which included auto and gas allowances, insurance, and tax and financial statement preparation, as more fully described in the Summary Compensation Table in this proxy statement, are reasonable and consistent with our past practices and consistent with general practices in our industry.

Deferred Compensation Plan. We maintain the Toll Bros., Inc. Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which is open to certain management and highly compensated employees; all NEOs are eligible to participate in the Deferred Compensation Plan. Under the Deferred Compensation Plan, participants may elect, prior to the beginning of the year, to defer a portion of their cash compensation during any calendar year. They may select a fixed payment date or dates for payment of the deferred amounts, or elect to have such amounts paid upon termination of employment. No new contributions to the Plan by employees or NEOs are allowed for compensation earned after December 31, 2011. We have the right under the Deferred Compensation Plan to make discretionary contributions for the benefit of any participant in the plan. We did not make any discretionary contributions under the Deferred Compensation Plan for any NEO in fiscal 2012.

Interest earned during fiscal 2012 on any NEO deferred compensation is included under “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table in this proxy statement, and further information about NEO deferred compensation is contained in the Nonqualified Deferred Compensation at October 31, 2012 table in this proxy statement.

Employment Agreements, Change of Control Provisions and Severance Payments

None of our NEOs has an employment agreement with us. We do not have a severance plan for our NEOs.

Change of Control Provisions

We have no change of control agreements relating to employment benefits or discrete benefits that arise simply from the change of control or severance related thereto; however, under our equity compensation plans and our SERP, awards and benefits are generally subject to special provisions upon a defined “change of control” transaction. Upon a change of control, any outstanding options, restricted stock, deferred cash or other plan awards will generally immediately vest and any restrictions will immediately lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP shall be fully vested in their SERP benefits and potentially eligible for a lump sum payout.

Tax and Accounting Implications

Tax Regulations. Section 162(m) of the Code generally disallows a tax deduction to a public company for compensation over $1 million paid to specified “covered employees” (its chief executive officer and to any of its three other most highly-compensated executive officers other than its chief financial officer). Performance-based compensation will not be subject to the deduction limitation if certain requirements set forth in the Code and applicable Treasury Regulations are met. We generally structure our compensation plans for our NEOs to comply with the performance-based compensation exemption requirements of Section 162(m) of the Code; however, since corporate objectives may not always be consistent with the requirements for full deductibility, the Board and the Compensation Committee may award non-deductible compensation to our NEOs as they deem appropriate.

Accounting Considerations. When making decisions about executive compensation, the Compensation Committee also considers how elements of compensation will impact our financial results. We accrue our NEOs’ salaries and estimated cash bonus awards as an expense during the performance year. For equity compensation grants, ASC 718 requires us to recognize compensation expense for all share-based payment arrangements based upon the grant date fair value of those awards and period of vesting. In the Summary Compensation Table contained in this proxy statement, we are required to show the grant date fair value of the equity awards made to our NEOs in each fiscal year and to include this amount as part of the NEOs’ total compensation. This number, while required by the SEC rules and important for understanding the impact of granting equity on our financial statements, will likely not accurately represent the value received by the NEO. For example, stock options have a compensation expense for accounting purposes, but do not have any value to an NEO unless the market value of our stock increases above the grant price of the stock option. Similarly, stock awards and units fluctuate in value based on the market price of our common stock and may be worth more or less than the associated exercise date fair value. Performance-based stock awards and units, which do have grant date fair value, may never have any value to the recipient because the performance criteria may never be met.

Anti-Hedging Policy

We have an insider trading policy that sets forth guidelines and restrictions applicable to employees’ transactions involving our stock. Among other things, this policy prohibits our employees from engaging in puts, calls or similar options on our stock or in any derivative equity securities of the Company or selling our stock short. In addition, this policy prohibits directors and executive officers from entering into hedging arrangements with respect to our equity securities that are designed to offset or reduce the risk of price fluctuations in the underlying security (such as covered calls, collars or other transactions that sever the ultimate alignment with our stockholders’ interests).

Policy on Pledging

We have a policy that prohibits any future pledging of the Company’s equity securities by executive officers and directors (other than co-founders Robert I. Toll and Bruce E. Toll). Any new pledging of the Company’s equity securities by Robert I. Toll and Bruce E. Toll will be prohibited except in situations, and on conditions, pre-approved by the Company’s General Counsel. Approvals will be based on the particular facts and circumstances of the request, including, but not limited to (1) the percentage of the individual’s equity holdings that are currently pledged; (2) the percentage of the Company’s outstanding class of equity securities represented by the number of securities of that class being pledged; (3) the market value of the securities being pledged and the total market value of the Company’s outstanding equity securities; (4) the historical trading volume of the Company’s equity securities; and (5) any compelling needs of the individual justifying the pledge transaction under the circumstances. The General Counsel’s decisions will be reviewed by the Nominating and

Corporate Governance Committee. In establishing this policy, the Board of Directors considered the particular circumstances of Robert I. Toll and Bruce E. Toll as co-founders of the Company with a substantial amount of their assets consisting of the Company’s equity securities.

Stock Ownership Guidelines

We maintain stock ownership guidelines pursuant to which executive officers and non-management directors are expected to acquire a meaningful level of stock ownership in the Company, so as to further align their interests with those of our stockholders. Under the guidelines, the executive officers and non-management directors are expected to own shares equivalent in value to a multiple of his or her base salary or annual cash retainer, as applicable, as set forth below:

Position	Multiple
Executive Chairman and CEO	3.0 x base salary
Other Executive Officers	1.0 x base salary
Directors	3.0 x annual cash retainer

Executive officers and directors are expected to achieve compliance with these levels of ownership within the later of five years from adoption of the guidelines or the date he or she assumes the position of executive officer or director and may not sell net shares of stock received upon the exercise of stock options (i.e., shares other than those sold to pay taxes, brokerage fees, and the exercise price) unless and until he or she has met these required levels of ownership.

On an annual basis, the Nominating and Corporate Governance Committee reviews adherence to the stock ownership guidelines. For purposes of the guidelines, the following are included as “owned”:

•

shares of stock owned by the executive officer or director, including shares held in a trust controlled by the executive officer or director, by a spouse or by minor children that are deemed beneficially owned under Rule 13d-3 of the Exchange Act;

•	one-third of the shares underlying vested stock options that were “in the money” at the beginning of the fiscal year of review; and

•	shares of stock underlying vested performance stock units, RSUs and restricted stock awards, regardless of provisions relating to delivery.

Specifically excluded from the guidelines are any shares of stock or other equity-based awards which are pledged as collateral for a loan to a third party so long as such pledge remains in effect.

If an executive officer or director satisfies these guidelines, they are generally deemed satisfied for subsequent annual review periods, regardless of decreases in the Company’s stock price so long as the executive officer or director continues to hold the shares originally included in determining compliance. As of October 31, 2012, our Executive Chairman and CEO had each achieved a stock ownership level in excess of the applicable level set forth above, and each other director and executive officer was within the period for guideline compliance.

Looking Ahead — Fiscal 2013 Compensation

Base Salaries. In December 2012, the Compensation Committee determined that, for calendar year 2013, the base salaries of Messrs. Robert I. Toll and Yearley would remain at $1 million; the base salary of Mr. Hartman would be increased to $950,000; and the base salary of Mr. Connor would be increased to $800,000.

Annual Incentive Bonuses. Pursuant to the terms of the Senior Officer Plan, Messrs. Robert I. Toll, Yearley, Hartman and Connor will be eligible to receive annual incentive bonuses for fiscal 2013 based upon our achievement of one or more performance goals established by the Compensation Committee.

Long-Term Incentive Compensation. The Compensation Committee met in December 2012 and decided to grant options to acquire 100,000 shares of common stock to Mr. Robert I. Toll; options to acquire 150,000 shares of common stock to Mr. Yearley; options to acquire 40,000 shares of common stock to Mr. Hartman; and options to acquire 30,000 shares of common stock to Mr. Connor. Such grants were made as of December 17, 2012, have an exercise price of $32.22 and will vest in equal installments over four years. The Compensation Committee also determined to award performance-based RSUs relating to 133,667 shares to Mr. Toll; 100,000 shares to Mr. Yearley, 30,000 shares to Mr. Hartman; and 25,000 shares to Mr. Connor, respectively. The RSUs were valued based on the closing price of our common stock on the NYSE on December 17, 2012. The RSUs granted to each NEO are divided equally into three performance metrics, such that one-third of the shares relating to the RSUs granted to the NEO are allocated to each performance metric, which has various levels of achievement in the fiscal 2013 performance period. In the event the threshold level of achievement is not achieved for a performance metric, none of the RSUs would be earned for that metric. Satisfaction of the various levels of achievement would earn between 90% and 110% of the RSUs allocated to that metric. In addition, each such RSU is subject to service vesting in equal amounts over four years from the date of grant and the RSUs will not be delivered until the end of the four-year service vesting period, except as otherwise provided in the event of death, disability and change of control.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with our management the Compensation Discussion and Analysis section of this proxy statement. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2012.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors.

Carl B. Marbach (Chair)

Stephen A. Novick

Paul E. Shapiro

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Robert I. Toll Executive Chairman of the Board	2012 2011 2010	1,057,692 1,300,000 1,223,333	4,100,000 3,264,000 3,160,000	878,000 805,000 —	2,500,000 1,250,000 1,000,000	816,478 656,435 825,670	94,173 92,913 90,668	9,446,343 7,368,348 6,299,671

Douglas C. Yearley, Jr. Chief Executive Officer	2012 2011 2010	1,000,000 1,000,000 932,692	2,255,000 1,632,000 —	1,281,600 1,279,200 413,500	2,000,000 1,250,000 1,000,000	334,339 267,355 115,588	32,249 26,937 19,083	6,903,188 5,455,492 2,480,863

Richard T. Hartman Executive Vice President and Chief Operating Officer(5)	2012	866,154	102,500	320,400	500,000	245,482	28,153	2,062,689

Zvi Barzilay, Former Chief Operating Officer and President(6)	2012 2011 2010	215,385 1,000,000 1,000,000	— — —	— 944,400 1,052,760	— 1,250,000 1,500,000	68,442 405,919 484,020	25,493 47,117 36,874	309,320 3,647,436 4,073,654

Martin P. Connor Chief Financial Officer and Treasurer	2012 2011 2010	690,385 650,000 509,808	451,000 97,920 —	213,600 206,400 90,970	400,000 225,000 200,000	229,476 257,985 102,764	20,019 14,209 7,971	2,004,480 1,451,514 911,513

(1)

These columns present the aggregate grant date fair value of RSUs and stock options, respectively, granted in the indicated fiscal year, calculated in accordance with ASC 718 utilizing the assumptions discussed in

Note 9 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2012. The calculation of these amounts estimates no forfeitures related to time-based vesting conditions. The amounts shown in these columns do not reflect compensation actually received by the NEOs. The actual value, if any, that a NEO may realize from an award is contingent upon the satisfaction of the conditions to vesting in that award and, for stock options, upon the excess of the share price over the exercise price, if any, on the date the options are exercised. Thus, there is no assurance that the value, if any, eventually realized by the NEOs will correspond to the amount shown in the table.

With respect to the RSUs granted in fiscal 2012, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs awarded. Assuming the highest level of performance is achieved (which would result in the vesting of 110% of the RSUs granted), the aggregate grant date fair value of the stock awards set forth in the table above for fiscal 2012 would be: Mr. Toll —$4,510,000; Mr. Yearley — $2,480,500; Mr. Hartman — $112,750; and Mr. Connor — $496,100.

(2)	The award to Mr. Toll for fiscal 2012, 2011 and 2010 represents a Plan Year Performance Bonus determined by the Compensation Committee under the terms of the Cash Bonus Plan, as described on page 37 of this proxy statement. The awards for Messrs. Yearley, Barzilay, Hartman and Connor for fiscal 2012, 2011 and 2010, as applicable, were earned based upon the terms of the Senior Officer Plan, as described on page 38 of this proxy statement, and the predecessor to that plan, the Executive Officer Bonus Plan.
(3)	The amounts in this column represent the increase in the actuarial present value of accumulated benefits under the SERP for each NEO and the amount of above-market interest earned on their respective balances, if applicable, in the Deferred Compensation Plan. Messrs. Toll, Yearley and Connor did not participate in the Deferred Compensation Plan during the fiscal years indicated in the table above. The exact amounts attributed to the increase in actuarial present value of SERP benefits and above-market interest on deferred compensation are as follows (see also the Pension Benefits at October 31, 2012 table on page 50 of this proxy statement):

Name	Fiscal Year	Increase in Actuarial Present Value of Accumulated SERP Benefits ($)	Above-Market Interest Earned on Deferred Compensation	Total ($)
Robert I. Toll	2012 2011 2010	816,478 656,435 825,670	N/A N/A N/A	816,478 656,435 825,670

Douglas C. Yearley, Jr.	2012 2011 2010	334,339 267,355 115,588	N/A N/A N/A	334,339 267,355 115,588

Zvi Barzilay	2012 2011 2010	— 341,346 429,349	68,442 64,573 54,671	68,442 405,919 484,020

Richard T. Hartman	2012	213,453	32,029	245,482

Martin P. Connor	2012 2011 2010	229,476 257,985 102,764	N/A N/A N/A	229,476 257,985 102,764

(4)	Fiscal 2012 “All Other Compensation” consists of:

	Fiscal 2012
	Robert I. Toll	Douglas C. Yearley, Jr.	Zvi Barzilay	Richard T. Hartman	Martin P. Connor
Payments for tax and financial statement preparation assistance	$58,726	$3,305	$14,038	$—	$—
Contribution to 401(k) Plan	7,450	7,450	7,450	7,434	7,393
Life and disability premiums	3,504	3,567	519	4,603	4,051
Auto and gas expense	23,668	16,676	3,486	14,867	7,200
Use of Company guesthouse	—	500	—	500	500
Cellular telephone allowance	825	750	—	750	875

Total	$94,173	$32,248	$25,493	$28,154	$20,019

(5)	Mr. Hartman was appointed to the positions of Executive Vice President and Chief Operating Officer, effective January 1, 2012.
(6)	Mr. Barzilay retired from the Company, effective December 31, 2011.

Grants of Plan-Based Awards During Fiscal 2012

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Action Date(1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert I. Toll			(2)	(3)	8,500,000
	12/20/2011	12/12/2011				180,000	200,000	220,000				4,100,000
	12/20/2011	12/12/2011								100,000	20.50	878,000
Douglas C. Yearley, Jr.			(7)	(8)	8,500,000
	12/20/2011	12/12/2011				99,000	110,000	121,000				2,255,000
	12/20/2011	12/12/2011								120,000	20.50	1,281,600
Richard T. Hartman			(7)	(8)	8,500,000
	12/20/2011	12/12/2011				4,500	5,000	5,500				102,500
	12/20/2011	12/12/2011								30,000	20.50	320,400
Zvi Barzilay (9)			—	—	—	—	—	—		—	—	—
Martin P. Connor			(7)	(8)	8,500,000
	12/20/2011	12/12/2011				19,800	22,000	24,200				451,000
	12/20/2011	12/12/2011								20,000	20.50	213,600

(1)	The Compensation Committee met on December 12, 2011 and made determinations regarding equity compensation grants for fiscal 2011 performance and service. All grants of equity compensation were made on December 20, 2011, which is consistent with our practice of awarding equity compensation described under “Compensation Discussion and Analysis — Fiscal 2012 Compensation Elements — Long-Term Incentive Compensation.”
(2)	Awards to Mr. Toll were made pursuant to the terms of the Cash Bonus Plan. The Cash Bonus Plan does not include a threshold amount; awards in any fiscal year, whether pursuant to the formula contained in the Cash Bonus Plan or pursuant to the Plan Year Performance Bonus (as described in the Cash Bonus Plan) could be as low as $0.
(3)	The Cash Bonus Plan does not include a target amount. When the Compensation Committee met on December 12, 2011 to establish performance criteria for fiscal 2012 under the Plan Year Performance Bonus contained in the Cash Bonus Plan, it did not establish a target amount for the fiscal 2012 award. See “Compensation Discussion and Analysis — Fiscal 2012 Compensation Elements — Annual Incentive Bonus — Robert I. Toll” for further information.
(4)	Reflects performance-based RSUs the Compensation Committee awarded to our NEOs under the 2007 Stock Incentive Plan on December 20, 2011. See “Compensation Discussion and Analysis — Fiscal 2012 Compensation Elements — Long-Term Incentive Compensation” for further information.

(5)	See “Compensation Discussion and Analysis — Fiscal 2012 Compensation Elements — Long-Term Incentive Compensation” for a discussion of these option grants. The exercise price of the options granted in fiscal 2012 is the closing price of our common stock on December 20, 2011.
(6)	Amount represents the aggregate grant date fair value of RSUs and stock options, respectively, granted in fiscal 2012, calculated in accordance with ASC 718 utilizing the assumptions discussed in Note 9 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended October 31, 2012. The calculation of these amounts disregards the estimate of forfeitures related to time-based vesting conditions. With respect to the RSUs, the estimate of the grant date fair value determined in accordance with ASC 718 assumes the vesting of 100% of the RSUs awarded.
(7)	Awards to Messrs. Yearley, Hartman and Connor were made pursuant to the terms of the Senior Officer Plan. The plan does not include a threshold amount; awards in any fiscal year could be as low as $0.
(8)	The Senior Officer Plan does not include a target amount and, when the Compensation Committee met on December 12, 2011 to establish performance goals for fiscal 2012 for each of Messrs. Yearley, Hartman and Connor, it did not establish a target amount for fiscal 2012 awards. For a detailed discussion of the formula and criteria applied for such performance-based awards, please see “Compensation Discussion and Analysis — Fiscal 2012 Compensation Elements — Annual Incentive Bonus — Messrs. Yearley, Hartman and Connor” in this proxy statement.
(9)	Mr. Barzilay, who retired from the Company effective December 31, 2011, did not receive any grants of plan-based awards during fiscal 2012.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Please see the “Compensation Discussion and Analysis” section of this proxy statement for a detailed description of the fiscal 2012 equity and bonus awards and the amounts of salary and bonus in proportion to total compensation with respect to each NEO.

Outstanding Equity Awards at October 31, 2012

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Vested ($)
Robert I. Toll	12/20/2003	500,000			20.1350	12/20/2013
	12/20/2004	500,000			32.5500	12/20/2014
	12/20/2005	250,000			35.9700	12/20/2015
	12/20/2006	550,000			31.8200	12/20/2016
	12/20/2007	550,000			20.7600	12/20/2017
	12/21/2009						200,000	(6)	6,602,000
	12/20/2010	25,000	75,000	(1)	19.3200	12/20/2020	200,000	(7)	6,602,000
	12/20/2011		100,000	(2)	20.50	12/20/2021	219,686	(8)	7,251,834
Douglas C. Yearley, Jr.	12/20/2003	31,306			20.1350	12/20/2013
	12/20/2007	16,250			20.7600	12/20/2017
	07/18/2008	18,692			18.9200	12/20/2014
	07/18/2008	9,007			18.9200	12/20/2015
	07/18/2008	14,162			18.9200	12/20/2016
	12/20/2008	12,500	5,000	(3)	21.7000	12/20/2018
	12/20/2009	21,875	25,000	(4)	18.3800	12/20/2019
	12/20/2010	30,000	90,000	(1)	19.3200	12/20/2020	100,000	(7)	3,301,000
	12/20/2011		120,000	(2)	20.50	12/20/2021	120,827	(8)	3,988,499
Richard T. Hartman	12/20/2002	500			10.525	12/20/2012
	12/20/2003	36,000			20.135	12/20/2013
	12/20/2007	20,000			20.76	12/20/2017
	7/18/2008	23,313			18.92	12/20/2014
	7/18/2008	11,176			18.92	12/20/2015
	7/18/2008	18,310			18.92	12/20/2016
	12/20/2008	15,000	5,000	(3)	21.70	12/20/2018
	12/20/2009	5,000	5,000	(4)	18.38	12/20/2019
	12/21/2009						1,667	(9)	55,027
	12/20/2010	2,500	7,500	(1)	19.32	12/20/2020	2,500	(10)	82,525
	12/20/2011		30,000	(2)	20.50	12/20/2021	5,492	(8)	181,290
Zvi Barzilay	12/20/2003	249,034			20.1350	12/20/2013
	12/20/2004	240,000			32.5500	12/20/2014
	12/20/2005	120,000			35.9700	12/20/2015
	12/20/2006	150,000			31.8200	12/20/2016
	12/20/2007	120,000			20.7600	12/20/2017
	12/20/2008	90,000	30,000	(3)	21.7000	12/20/2018
	12/20/2009	62,000	62,000	(4)	18.3800	12/20/2019
	12/20/2010	30,000	90,000	(1)	19.32	12/20/2020
Martin P. Connor	01/05/2009	7,500	2,500	(5)	22.1800	01/05/2019
	12/20/2009	5,500	5,500	(4)	18.3800	12/20/2019
	12/20/2010	5,000	15,000	(1)	19.3200	12/20/2020	6,000	(7)	198,060
	12/20/2011		20,000	(2)	20.50	12/20/2021	24,166	(8)	797,719

(1)	33.33% of the options vest on each of December 20, 2012, 2013 and 2014.

(2)	25% of the options vest on each of December 20, 2012, 2013, 2014 and 2015.
(3)	100% of the options vest on December 20, 2012.
(4)	50% of the options vest on each of December 20, 2012 and 2013.
(5)	100% of the options vest on January 5, 2013.
(6)	200,000 performance-based RSUs were awarded to Mr. Toll on December 21, 2009. These RSUs would only vest if the average closing price of our common stock on the NYSE, measured over any 20 consecutive trading days ending on or prior to December 21, 2014, increases 30% or more over $18.38, the closing price of our common stock on the NYSE on December 21, 2009, and provided Mr. Toll continues to be employed by us or serve as a member of our Board until December 21, 2012. The price performance criteria was met on March 29, 2012 and the shares were distributed to Mr. Toll on 12/21/2012.
(7)	On December 20, 2010, 200,000 performance-based RSUs were awarded to Mr. Toll, 100,000 performance-based RSUs were awarded to Mr. Yearley and 6,000 performance-based RSUs were awarded to Mr. Connor. These RSUs will only vest if the average closing price of our common stock on the NYSE, measured over any 20 consecutive trading days ending on or prior to December 20, 2015, increases 30% or more over $19.32, the closing price of our common stock on the NYSE on December 20, 2010, and provided the executive continues to be employed by us or serve as a member of our Board until December 20, 2013. The price performance criteria was met on May 14, 2012, and the shares will be distributed to the executives on December 20, 2013, provided the executive continues to be employed by us or serve as a member of our Board through that date.
(8)	25% of the RSUs vest on each of December 20, 2012, December 20, 2013, December 20, 2014 and December 20, 2015. See “Compensation Discussion and Analysis—Fiscal 2012 Compensation Elements—Long-Term Incentive Compensation—Performance Based RSUs” on page 40 for a description of the vesting terms of the RSUs.
(9)	50% of the RSUs vest on each of December 21, 2012 and December 21, 2013.
(10)	33.33% of the RSUs vest on each of December 20, 2012, December 20, 2013 and December 20, 2014.
(11)	The value of performance-based RSUs was calculated based on the closing price of our common stock on the NYSE on October 31, 2012 of $33.01 per share.

The options that are reflected in the above table as “exercisable” vested in equal installments on the first four anniversaries of the original grant date.

Option Exercises and Stock Vested During Fiscal 2012

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)	Number of Shares Acquired on Exercise (#)(2)	Value Realized on Exercise ($)(3)
Robert I. Toll	200,000	5,934,000	500,000	7,037,500
Douglas C. Yearley, Jr	—	—	29,250	561,746
Richard T. Hartman	—	—	25,000	573,875
Zvi Barzilay	—	—	264,156	4,902,935
Martin P. Connor	—	—		—

(1)	“Value Realized on Vesting” is based on the number of shares of our common stock underlying the RSUs that vested during fiscal 2012 multiplied by the closing price of our common stock on the NYSE on the vesting date.
(2)	Messrs. Toll, Yearley, Hartman and Barzilay held each of these options for virtually their entire 10-year term prior to exercise.
(3)	“Value Realized on Exercise” equals the difference between the closing price of our common stock on the NYSE on the various dates of exercise and the exercise price, multiplied by the number of shares of our common stock acquired upon exercise of the stock options.

Pension Benefits at October 31, 2012

The following table provides information regarding the pension benefits for our NEOs under the SERP.

Name	Plan Name(1)	Number of Years of Credited Services (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Robert I. Toll	SERP	20.0	9,780,043	—
Douglas C. Yearley, Jr.	SERP	20.0	1,723,717	—
Richard T. Hartman	SERP	20.0	1,257,165	—
Zvi Barzilay	SERP	20.0	4,928,936	273,000
Martin P. Connor	SERP	2.8	1,019,416	—

(1)	In order to be vested in benefits under the SERP, participants must have 20 years of service with us. The SERP does not provide for partial benefits for less than 20 years of service or increased benefits based solely upon the completion of more than 20 years of service. In the case of Martin Connor, who joined the Company at age 45, his benefits under the SERP will vest after 17 years of service.
(2)	For a description of the SERP and the assumptions used in the calculation of the present value of plan benefits, see Note 13, “Employee Retirement and Deferred Compensation Plans” in the notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended October 31, 2012. The increase in the actuarial present value of accumulated benefits under the SERP is due to the 10% annual increase in some NEO’s annuity amounts described herein, a change in the discount rate used for actuarial purposes and the passage of time. Since the inception of the SERP, we have used the 15-20 year Moody’s AA Bond rate as our discount rate for actuarial purposes. This rate, which was used for calculating the actuarial present value of accumulated SERP benefits, was 5.30% for fiscal 2009 calculations, 4.99% for fiscal 2010, 4.06% for fiscal 2011 and 3.04% for fiscal 2012. When the discount rate decreases, as it did in fiscal 2009 and subsequently in fiscal 2010, fiscal 2011 and fiscal 2012, the actuarial present value of accumulated SERP benefits increases.

Supplemental Executive Retirement Plan

The SERP, which is an unfunded plan, generally provides for an annual benefit, payable for 20 years following retirement, once a participant has completed 20 years of service with us and has reached “normal retirement age,” which is age 62 under the SERP. Beginning in fiscal 2008 and continuing through fiscal 2010, the SERP also provided for increases in annual retirement benefits to the NEOs for each year of service to the Company after age 62. Accordingly, for each NEO who has already reached retirement age under the SERP, on his birthday during fiscal 2010, annual retirement benefits under the SERP increased by 10% of the applicable original annual benefit amount (set forth below). In order to be eligible for the annual increase in any given year, the NEO must be employed by us on his birthday during such year, have completed 20 years of service with us on or prior to his birthday during such year, and have reached normal retirement age on or prior to his birthday during such year. During fiscal 2010, the Company discontinued any 10% increases beyond fiscal 2010; except that Mr. Yearley’s annual benefit amount will be subject to such increase for the first three years of service to the Company after he reaches age 62. Accordingly, there were no annual increases during fiscal 2011. During fiscal 2012, Mr. Hartman became a participant in the SERP; previously, he was a participant under a retirement plan provided for senior management which generally provides for an annual benefit payable for 15 years following retirement. The original annual benefit amounts and the annual benefits to our NEOs under the SERP as of the end of fiscal 2012 are set forth in the table below.

Participant	Original Annual Benefit Amount	Fiscal 2012 Increase	Annual Benefit Amount at October 31, 2012
Robert I. Toll	$500,000	—	$650,000
Douglas C. Yearley, Jr.	$150,000	—	$150,000
Richard T. Hartman	$100,000	—	$100,000
Zvi Barzilay	$260,000	—	$338,000
Martin P. Connor	$100,000	—	$100,000

Mr. Toll has completed the requisite 20 years of service with us and has reached normal retirement age and is, therefore, fully vested in his SERP benefits. Messrs. Yearley and Hartman have completed the requisite 20 years of service with us, but have not reached normal retirement age and are not fully vested in their respective SERP benefits. Mr. Connor has not completed the requisite 17 years of service with us, nor has he reached normal retirement age and is, therefore, not fully vested in his SERP benefits. Mr. Barzilay had completed the requisite 20 years of service with us and had reached normal retirement age and, was therefore, fully vested in his SERP benefits at the time of his retirement on December 31, 2011. Benefits under the SERP will cease if any participant competes with us following retirement.

Nonqualified Deferred Compensation at October 31, 2012

Under the Deferred Compensation Plan, NEOs may elect, six months prior to the end of the calendar year for which any bonus may be earned, to defer a portion of their cash compensation; however, currently, no new contributions to the Plan by employees are allowed for compensation earned after December 31, 2011. Compensation that is deferred under the Deferred Compensation Plan earns various rates of return, depending on the length of time of the deferral. Interest rates are established by the board of directors of a wholly owned subsidiary that administers the Deferred Compensation Plan, and are reviewed and adjusted annually for new deferrals. When establishing interest rates, the directors of the subsidiary review the rates charged to us for borrowings, as well as interest rates generally available in the market. During fiscal 2012, interest rates for amounts deferred under the Deferred Compensation Plan ranged from 4% to 8%, based upon when the compensation was deferred and the length of time it had been or was to be deferred. For more information on the Deferred Compensation Plan, see “Compensation Discussion and Analysis — Benefits and Perquisites — Deferred Compensation Plan” in this proxy statement.

The table below provides information regarding contributions, earnings, and balances for Mr. Barzilay and Mr. Hartman who are the only NEOs who participated in the Deferred Compensation Plan, as described below

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Zvi Barzilay	—	213,971	213,971	—	2,952,994
Richard T. Hartman	160,000	132,885	132,885	—	2,150,619

(1)	“Aggregate Earnings in Last FY” column represents the unrealized earnings on the NEO’s account balance in the Deferred Compensation Plan as described below. $68,422 of the amount shown for Mr. Barzilay and $32,029 of the amount shown for Mr. Hartman under this column represent above-market earnings and were accordingly reported as compensation in 2012 in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table on page 44.
(2)	“Aggregate Balance at Last FYE” column represents the net balance of compensation that was earned and deferred in prior years and the interest accrued on such deferred amounts. Of the amount shown for

Mr. Barzilay, $68,422, $64,573 and $54,671 of above-market interest was included in Mr. Barzilay’s fiscal 2012, 2011 and 2010 compensation, respectively, in the Summary Compensation Table. Of the amount shown for Mr. Hartman, $32,029 of above-market interest was included in his fiscal 2012 compensation in the Summary Compensation Table.

Certain Restricted Stock Unit Awards

On December 19, 2008, each of the NEOs employed at the time was granted RSUs corresponding to a reduction in base salary or incentive bonus of the NEO, as applicable, as follows: Mr. Toll (5,991 RSUs; $130,000 grant date value); Mr. Yearley (1,153 RSUs; $25,000 grant date value); Mr. Barzilay (7,005 RSUs; $152,000 grant date value); and Mr. Hartman (1,360 RSUs; $29,500 grant date value). These RSUs were considered to have vested upon grant but the underlying shares of common stock were not deliverable at October 31, 2012 (except with respect to Mr. Barzilay who received them during fiscal 2012 upon his retirement). Accordingly, the deferred receipt of the underlying shares was considered deferred compensation. The RSUs were delivered 30 days after the fourth-year anniversary of the grant date, or in the case of Mr. Barzilay, on July 1, 2012 following his earlier retirement. At October 31, 2012, the values of the RSUs for Messrs. Toll, Yearley and Hartman were $197,762, $38,060 and $44,894, respectively. As a result of Mr. Barzilay’s retirement, he received all of the shares underlying his RSUs, which had a value of $143,042 as of the date of delivery to him.

Potential Payments upon Termination or Change of Control

None of our NEOs has an employment agreement with us, nor is any of them entitled to any sort of cash severance payment upon termination or separation from us. We do maintain equity compensation plans and retirement plans that provide for the continuation or acceleration of benefits in the event of specified separations from employment with us or a change of control of the Company.

The dollar amounts or dollar values of the potential payments or benefits to the NEOs in the event of a termination of employment or change of control of the Company are disclosed in the tables below. The amounts and values shown assume that such termination of employment or change of control occurred on October 31, 2012, the last business day of our 2012 fiscal year, and are based, as applicable, on a share price of $33.01, the closing price of our common stock on the NYSE on October 31, 2012. These amounts and values do not necessarily reflect the actual amounts and values that would be paid to the NEOs upon an actual termination of employment or a change of control in the future. The actual amounts and values can only be determined at the time of such NEO’s separation or a change of control.

Below is a description of the assumptions that were used in creating the tables that follow. Unless otherwise noted, the descriptions of the payments below are applicable to all of the tables. In accordance with SEC regulations, we do not report in the tables below any amount to be provided to an NEO under any arrangement which does not discriminate in scope, terms or operation in favor of our NEOs and which is available generally to all salaried employees. We also do not report in the tables below any distributions of plan balances under our 401(k) plan and the Deferred Compensation Plan, including the value of shares underlying RSUs that had been considered vested in a prior fiscal year. See the “Compensation Discussion and Analysis” for information about the Company’s 401(k) plan and the “Executive Compensation Tables — Nonqualified Deferred Compensation Plan at October 31, 2012.”

Termination of Employment

Vesting of Equity Compensation Plan Awards. Generally, unvested equity awards held by any of our employees, including the NEOs, are cancelled upon termination of employment with the Company, and the right to exercise vested stock options terminates within a specified period of time (depending on the terms of the applicable grant documents and the manner of termination) after termination of employment; however, under specified circumstances, such as retirement, death, disability or a change of control, special vesting rules apply, as described below. All equity awards, whether vested or unvested, held by an NEO terminate immediately upon a termination of employment for cause.

Special Vesting upon Retirement. With respect to stock options granted on or after December 20, 2000, if Messrs. Toll, Yearley or Hartman retire from service with us after reaching age 62, he is entitled to continued vesting and exercisability of any unvested and/or unexercised options (stock options granted to Mr. Yearley to date will expire prior to his attainment of the retirement age of 62). Options do not automatically vest upon retirement, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following retirement. This continued vesting and exercisability is conditioned upon the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to retirement because vesting is not accelerated at retirement.

Special Vesting Upon Death or Disability. If an NEO’s employment with us terminates due to death or disability, he (or his estate) is entitled to continued vesting and exercisability of any unvested and/or unexercised options. Options do not immediately vest upon death or disability, but will continue to vest on their normal vesting schedule as if the NEO were still employed by us. In addition, the NEO (and his estate) will have the remainder of the option term to exercise the option, rather than being forced to exercise within a specified period of time following termination of employment. This continued vesting and exercisability are conditioned upon, in the event of the NEO’s disability, the NEO refraining from competing with us at any time. The tables below do not reflect an amount for unvested options with respect to termination due to death or disability because vesting is not accelerated upon these events.

Shares subject to performance-based RSUs held by an NEO fully vest and all restrictions immediately lapse upon the NEO’s termination of his employment with us due to death or disability. The amounts in the tables below are the amounts that would have been recognized by the applicable NEO if his employment with us had terminated due to death or disability and all of his previously unvested shares subject to performance-based RSUs were vested and delivered to him and sold on October 31, 2012.

Vesting of SERP Benefits. Under the SERP, participants become 100% vested in their retirement benefits once they complete 20 years of service with us and reach age 62 (except for Mr. Connor as previously discussed herein). As of October 31, 2012, Mr. Robert I. Toll had reached age 62 and had completed 20 years of service with us; as a result, he was fully vested in his SERP benefits. Mr. Barzilay was fully vested in his SERP benefits at the time of his retirement on December 31, 2011. The tables below do not include benefits payable to Mr. Toll under the SERP. In addition, if a participant has completed 20 years of service with us, upon his death or disability, he would become fully vested in his SERP benefits, and the benefits would be paid in bi-weekly installments over a 20-year period. See “Supplemental Executive Retirement Plan” and “Pension Benefits at October 31, 2011.” If a SERP participant is terminated for cause, all SERP benefits are subject to forfeiture, regardless of whether the participant is fully vested.

Change of Control

Upon a change of control of the Company, all unvested outstanding stock options will fully vest and become exercisable. In addition, all shares subject to performance-based RSUs fully vest and all restrictions lapse. Under the SERP, if there is a change of control of the Company, all participants in the SERP would become fully vested in their SERP benefits (if not already fully vested) and be potentially eligible for a lump sum payout. The tables below reflect the amounts of previously unvested performance-based RSUs that would have vested if a change of control had occurred on October 31, 2012. In addition, with respect to Messrs. Yearley, Hartman and Connor, the tables below also reflect the benefits payable in a lump sum under the SERP as if a change of control had occurred on October 31, 2012.

Tables

Robert I. Toll

The following table describes the potential payments and benefits to Robert I. Toll upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2012.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change in Control ($)
Accelerated vesting of unvested equity awards:
Stock option	—	—	—	—	—	—	2,277,750
RSU shares(2)	—	—	—	—	20,455,834	20,455,834	20,455,834
Payment of SERP Benefits(3)	—	—	—	—	—	—	—

Total:	—	—	—	—	20,455,834	20,455,834	22,733,584

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.
(2)	See footnotes 5, 6 and 7 to the Outstanding Equity Awards at October 31, 2012 table in this proxy statement. Had Mr. Toll terminated his employment at October 31, 2012, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2012, would have been $20,455,834.
(3)	The amount of Mr. Toll’s SERP benefits, in which he has already fully vested as described above, would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Toll’s SERP benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits at October 31, 2012”).

Douglas C. Yearley, Jr.

The following table describes the potential payments and benefits to Douglas C. Yearley upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2012.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change in Control ($)
Accelerated vesting of unvested equity awards:
Stock option	—	—	—	—	—	—	3,155,600
RSU shares(2)	—	—	—	—	7,289,499	7,289,499	7,289,499
Payment of SERP Benefits(3)	—	—	—	—	3,000,000	3,000,000	3,000,000

Total:	—	—	—	—	10,289,499	10,289,499	13,445,099

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.
(2)

See footnote 7 to the Outstanding Equity Awards at October 31, 2012 table in this proxy statement. Had Mr. Yearley terminated his employment at October 31, 2012, the value of his shares subject to performance-

based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2012, would have been $7,289,499.
(3)	The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Yearley’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits at October 31, 2012”).

Richard T. Hartman

The following table describes the potential payments and benefits to Richard T. Hartman upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2012.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change in Control ($)
Accelerated vesting of unvested equity awards:
Stock option	—	—	—	—	—	—	607,675
RSU shares(2)	—	—	—	—	318,842	318,842	318,842
Payment of SERP Benefits(3)	—	—	—	—	2,000,000	2,000,000	2,000,000

Total:	—	—	—	—	2,318,842	2,318,842	2,926,517

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.
(2)	See footnote 7 to the Outstanding Equity Awards at October 31, 2012 table in this proxy statement. Had Mr. Hartman terminated his employment at October 31, 2012, the value of his shares subject to RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2012, would have been $318,842.
(3)	The amount of the benefit shown would be paid in bi-weekly installments over a 20-year period, except in the event of a change in control. Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Hartman benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits at October 31, 2012”).

Martin P. Connor

The following table describes the potential payments and benefits to Martin P. Connor upon termination of his employment or a change of control of the Company had such termination or change of control occurred on October 31, 2011.

	Termination of Employment ($)
Payments and Benefits	Voluntary(1)	Normal Retirement	Involuntary Not for Cause	Involuntary For Cause	Death	Disability	Change in Control ($)
Accelerated vesting of unvested equity awards:
Stock option	—	—	—	—	—	—	563,090
RSU shares(2)	—	—	—	—	995,779	995,779	995,779
Payment of SERP Benefits(3)	—	—	—	—	—	—	2,000,000

Total:	—	—	—	—	995,779	995,779	3,558,869

(1)	For purposes of this table, “Voluntary” means a termination of employment that is not in accordance with our normal retirement policy, which includes an agreement not to compete with the Company.

(2)	See footnote 7 to the Outstanding Equity Awards at October 31, 2012 table in this proxy statement. Had Mr. Connor terminated his employment at October 31, 2012, the value of his shares subject to performance-based RSUs, based upon the closing price of our common stock on the NYSE on October 31, 2012, would have been $995,779.
(3)	Upon a change in control, the amount of the benefit shown would be paid in a single lump sum, equal to the actuarial equivalent present value of Mr. Connor’s benefits as of the date of payment, unless prohibited by applicable tax regulations (see “Pension Benefits at October 31, 2012”).

Zvi Barzilay

In connection with his retirement effective December 31, 2011, Mr. Barzilay was entitled to the payment of benefits under the SERP, which would be paid in bi-weekly installments over a 20-year period, and other customary retirement benefits. In addition, we agreed to provide him with COBRA benefits for his spouse for a period of 28 months following his retirement, which benefits are estimated to be approximately $15,000 in aggregate.

REPORT OF THE AUDIT COMMITTEE

As described under “Corporate Governance and Board Matters — Committees of the Board and Meetings — Audit Committee,” the Audit Committee of the Board oversees the Company’s financial reporting process on behalf of, and reports to, the Board. Company management has primary responsibility for preparation of the financial statements and the overall reporting process, including the Company’s system of internal control.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended October 31, 2012 with management, including a discussion of the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP its independence from the Company and the Company’s management.

Based on the reviews and discussions described in the preceding paragraphs, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended October 31, 2012 for filing with the SEC.

Respectfully submitted by the members of the Audit Committee of the Board of Directors.

Paul E. Shapiro (Chair)

Edward G. Boehne

Christine N. Garvey

Carl B. Marbach

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act and the regulations thereunder require certain of our officers, as well as our directors and persons who own more than 10% of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based solely on our review of the copies of these reports within a prescribed period of time and written representations we received from the reporting persons, we believe that all filings required to be made by the reporting persons during or with respect to the period November 1, 2011 through October 31, 2012 (“Reporting Period”) were made on a timely basis.

CERTAIN TRANSACTIONS

We have a written Related Party Transaction Policy (“Policy”), which provides guidelines applicable to any transaction, arrangement or relationship between us and a related party that is or may be required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K (each, a “related party transaction”). Under the Policy, the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board is responsible for reviewing and determining whether to approve or ratify any related party transaction. In making its determination to approve or ratify a related party transaction, the Governance Committee considers such factors as (1) the extent of the related party’s interest in the transaction, (2) if applicable, the availability of other sources of comparable products or services, (3) whether the terms of the related party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (4) the benefit to us and whether there are business reasons for us to enter into the transaction, (5) the aggregate value of the transaction and (6) any other factors the Governance Committee deems relevant. The Policy requires that all proposed or potential related party transactions be reported to our legal department prior to consummation. The legal department is required to evaluate each transaction to determine if it is, in fact, a related party transaction and, if so, to report the transaction to the Governance Committee, or its designee (the Chairperson or another member of the Governance Committee, or another committee of the Board), for review. The legal department maintains a list of all related parties and periodically distributes that list to our officers and employees to help facilitate compliance with the Policy and the proper reporting of proposed related party transactions. Under the Policy, all related party transactions that continue for more than one fiscal year are required to be reviewed and approved annually by the Governance Committee.

All transactions disclosed below were approved or ratified in accordance with the terms of the Policy.

During fiscal 2012, Robert I. Toll, Executive Chairman of the Board, paid approximately $347,743 to us for personal services, including investment and legal services, car service, office space for personal use and home improvement services. These services were provided by our employees, and such amounts were billed at competitive rates or rates based on the relevant employee’s compensation or the cost to the Company, as applicable, and were paid throughout the year with monies deposited with us in advance by Mr. Toll.

Toll Brothers Realty LP (“Toll Realty LP”) is a partnership which effectively owns or controls the commercial real estate that comprises the assets of Toll Brothers Realty Trust (the “Trust”). We formed the Trust in 1998 to take advantage of commercial real estate opportunities. Toll Realty LP is effectively owned one-third by the Company, one-third by Robert I. Toll, Executive Chairman of the Board, Bruce E. Toll, Vice Chairman of the Board (and trusts established for the benefit of members of his family), Zvi Barzilay, our recently retired President and Chief Operating Officer (and trusts established for the benefit of members of his family), the Estate of Joel H. Rassman, our former Chief Financial Officer, Douglas C. Yearley, Jr., our Chief Executive Officer, and other current and former members of our senior management, and one-third by the Pennsylvania State Employees Retirement System. At October 31, 2012, our investment, under the Generally Accepted Accounting Principles, in Toll Realty LP and the Trust was $148,766. We earned fees from Toll Realty LP and the Trust of $2,745,597 in fiscal 2012 under the terms of various development, finance and management services agreements.

We believe that these transactions were on terms no less favorable than we would have agreed to with unrelated parties. Under such agreements, we also incur certain costs on behalf of Toll Realty LP and the Trust for which we are reimbursed by Toll Realty LP and the Trust. These fees and reimbursements were paid to us throughout the year.

Adam Barzilay, the son of Zvi Barzilay, was employed on a full-time basis by the Company as a Land Acquisition Manager in California during fiscal 2012. During fiscal 2012, he received $211,523 in total compensation (salary, benefits, bonus, options and RSUs to acquire shares of the Company’s common stock), which the Company believes was consistent with the compensation it would have paid to an unrelated individual in a similar position with the Company. He is no longer employed by the Company.

During fiscal 2012, Bruce E. Toll paid approximately $90,453 to us for personal services, including administrative services, tax services, car service, and cell phone, computer and related technology services. These services were provided by our employees, and such amounts were billed at competitive rates or rates based on the relevant employee’s compensation or the cost to the Company, as applicable, and were paid throughout the year with monies deposited with us in advance by Mr. Toll. In addition, in fiscal 2012, BET Investments, a company owned and operated by Bruce E. Toll, retained our engineering department to provide services in connection with the construction of various commercial real estate properties. The total amount paid by BET Investments for these services provided during fiscal 2012 was $55,602. The rates charged are comparable to what we would have charged to an unrelated third party.

We are also party to an advisory and non-competition agreement with Bruce E. Toll. For information regarding this agreement, see “Corporate Governance and Board Matters — Director Compensation.”

STOCKHOLDER PROPOSALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS

Stockholders interested in submitting a proposal to be considered for inclusion in our proxy statement and form of proxy for the 2014 Annual Meeting of Stockholders may do so by following the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion, proposals must be submitted in writing and received by us at the address appearing on the first page of this proxy statement on or before October 11, 2013.

A stockholder may wish to have a proposal presented at the 2014 Annual Meeting of Stockholders, but not to have the proposal included in our proxy statement and form of proxy relating to that meeting. Under Section 2-9 of our bylaws, except as otherwise prescribed by the presiding officer, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Board, by the presiding officer, or by a stockholder entitled to vote who has delivered written notice to us (containing certain information specified in the bylaws about the stockholder and the proposed action) not less than 45 or more than 75 days prior to the first anniversary of the date on which the Company first mailed its proxy materials for the preceding year’s annual meeting — that is, with respect to the 2014 Annual Meeting of Stockholders, between November 25, 2013, and December 25, 2013.

Under Section 2-8 of our bylaws, any stockholder who wishes to submit a nomination for director to the Board must deliver written notice of the nomination within the time period set forth in the previous sentence and comply with the information requirements in the bylaws relating to stockholder nominations. These requirements are separate from and in addition to (a) the SEC requirements referenced above for inclusion of a stockholder proposal in our proxy statement and (b) the requirements set forth below for having our Nominating and Corporate Governance Committee consider a person, who has been recommended by certain stockholders, for nomination as a director.

If notice of any such proposal is not submitted in writing and received by us at the address appearing on the first page of this proxy statement by December 25, 2013, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4 promulgated under the Exchange Act and, therefore, the persons appointed by our Board as its proxies will have the right to exercise discretionary voting authority with respect to such proposal.

PROCEDURES FOR NOMINATING CANDIDATES OR RECOMMENDING CANDIDATES FOR NOMINATION TO THE BOARD OF DIRECTORS

In addition to the procedures outlined in Section 2-8 of our bylaws described above, the Nominating and Corporate Governance Committee has adopted a policy permitting stockholders to recommend candidates for director under certain circumstances. The Nominating and Corporate Governance Committee will only consider nominating a candidate for director who is recommended by a stockholder who has been a continuous record owner of at least 1% of our common stock for at least one year prior to submission of the candidate’s name and who provides a written statement that the holder intends to continue ownership of the shares through the annual meeting of stockholders. Notice must be given to the Nominating and Corporate Governance Committee with respect to a stockholder nominee no more than 150 days and no less than 120 days prior to the anniversary date of this proxy statement.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single proxy statement and annual report to multiple stockholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to the Director of Investor Relations at our address appearing on the cover page of this proxy statement or call the Director of Investor Relations at (215) 938-8000. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

SOLICITATION OF PROXIES

The enclosed form of proxy is being solicited by our Board. We will bear the cost of the solicitation of proxies for the Meeting, including the cost of preparing, assembling and mailing proxy materials, the handling and tabulation of proxies received, and charges of brokerage houses and other institutions, nominees and fiduciaries in forwarding such materials to beneficial owners. In addition to the mailing of the proxy materials, proxy solicitation may be made in person or by telephone, facsimile, e-mail, telegraph or telecopy by our directors, officers or employees, or by a professional proxy solicitation firm that we engage.

ANNUAL REPORT ON FORM 10-K

We make available free of charge on our website, www.tollbrothers.com, our Annual Report on Form 10-K as filed with the SEC. We will provide without charge to each person whose proxy is being solicited by this proxy statement, upon written request, a copy of our Annual Report on Form 10-K as filed with the SEC for our most recent fiscal year. Such written requests should be directed to the Director of Investor Relations at our address appearing on the cover page of this proxy statement.

OTHER BUSINESS

The Board does not know of any other matters to be brought before the Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgement.

By Order of the Board of Directors

Michael I. Snyder

Secretary

Horsham, Pennsylvania

February 6, 2013

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PROXY

TOLL BROTHERS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

Annual Meeting of Stockholders to be held on March 13, 2013

The undersigned stockholder of Toll Brothers, Inc. (the “Company”), revoking all previous proxies, hereby appoints ROBERT I. TOLL and DOUGLAS C. YEARLEY, JR., and each of them individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the 2013 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at the offices of the Company, 250 Gibraltar Road, Horsham, Pennsylvania, on Wednesday, March 13, 2013, at 12:00 noon EDT, and at any adjournment or postponement thereof. Said proxies are authorized and directed to vote as indicated and as described below with respect to the matters specified on the reverse side.

This proxy is solicited on behalf of the Board of Directors. This proxy, when properly executed, returned and received by us prior to voting at the Meeting, will be voted in the manner directed herein by the undersigned. If this proxy is properly executed, returned and received by us prior to voting at the Meeting without specific instructions, this proxy will be voted “FOR” all nominees under Proposal One, “FOR” Proposals Two, Three and Four, and “AGAINST” Proposal Five. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the Meeting or any adjournment or postponement thereof.

If you plan to attend the Meeting in person, please refer to the admission policy and procedures set forth in the proxy statement.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

TOLL BROTHERS, INC.

March 13, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Company’s proxy materials are available online at: https://materials.proxyvote.com/889478

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

   Please detach along perforated line and mail in the envelope provided.

¢	20730303030000001000 6	031313

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES NAMED BELOW,

“FOR” PROPOSALS TWO, THREE AND FOUR, AND “AGAINST” PROPOSAL FIVE.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

							FOR	AGAINST	ABSTAIN
1.	Election of Directors:	NOMINEES:			2.	The ratification of the re-appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O O O O O O O	Douglas C. Yearley, Jr. Robert S. Blank Edward G. Boehne Richard J. Braemer Carl E. Marbach Stephen A. Novick Paul E. Shapiro
					3.	The approval, in an advisory and non-binding vote, of the compensation of the Company’s named executive officers.	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●					4.	The re-approval of the material terms of the performance goals under the Toll Brothers, Inc. Amended and Restated Stock Incentive Plan for Employees (2007).	☐	☐	☐
					5.	A stockholder proposal relating to a majority voting standard in the election of directors.	☐	☐	☐
					6.	To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND 2012 ANNUAL REPORT OF TOLL BROTHERS, INC.
						MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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